UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Raymond James Financial, Inc.

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RAYMOND JAMES FINANCIAL, INC.
880 Carillon Parkway
St. Petersburg, Florida 33716
(727) 567-1000

January 10, 2017
Dear Fellow Shareholder,
You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Raymond James Financial, Inc., which will be held on Thursday, February 16, 2017, at 4:30 p.m., Eastern Time, at the Raymond James Financial Center, located at 880 Carillon Parkway, St. Petersburg, Florida. Details of the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.
As we announced in December, I intend to relinquish the title of Chairman following the meeting. The Board has appointed our CEO Paul Reilly to fill this role in addition to his current duties, and he will be ably supported by our lead independent director, Susan Story. As Chairman Emeritus, with your support I intend to continue to be an active board member and shareholder. It has been gratifying to observe how Paul has embraced the management principles that enabled Raymond James to serve clients well and to thrive since our founding. I look forward to supporting him and our entire leadership team in encouraging the future success and continued independence of the firm.
We hope you are planning to attend the meeting. Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please complete, sign and return your proxy card by mail, or vote via the Internet or the toll-free telephone number.
On behalf of the Board of Directors and the management of Raymond James, I extend our appreciation for your continued support.

Yours sincerely,

Thomas A. James
Executive Chairman

Important Notice Regarding the Availability of Proxy Materials
for the Raymond James Financial, Inc. Shareholder Meeting
to be Held on February 16, 2017

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS
Dear Raymond James Financial, Inc. Shareholder:
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) of Raymond James Financial, Inc. (the ‘‘Company’’) will be held on Thursday, February 16, 2017, at 4:30 p.m., (local time) at the Raymond James Financial Center, located at 880 Carillon Parkway, St. Petersburg, Florida.
The following proposals will be voted upon at the Annual Meeting:

1.	To elect eleven (11) directors to the Board of Directors, to hold office until the annual meeting of shareholders in 2018;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of advisory votes on executive compensation;

4.	To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2017; and

5.	To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors recommends a vote ‘‘FOR’’ Items 1, 2 and 4, and for "Every year" on Item 3.
The following proxy materials for the Annual Meeting are being made available at www.raymondjames.com under ‘‘Investors — Shareholders’ Meeting’’ (www.raymondjames.com/investor-relations/shareholders-meeting):

1.	The Proxy Statement for the Annual Meeting;

2.	The 2016 Annual Report to Shareholders; and

3.	The form of proxy card being distributed in connection with the Annual Meeting. Control/identification numbers are contained in the proxy materials accompanying this notice.
To obtain directions to attend the Annual Meeting, where you may vote in person, please visit our website at www.raymondjames.com/investor-relations/shareholders-meeting.
Only Raymond James shareholders of record on December 21, 2016 are entitled to notice of and to attend and vote at the Annual Meeting and any adjournment or postponement thereof. Whether or not you are able to attend in person, please complete, sign and return your proxy card by mail, or vote via the Internet or the toll-free telephone number. Raymond James shareholders of record who attend the meeting may vote their shares in person, even though they have sent in proxies.

By Order of the Board of Directors,

Jonathan N. Santelli, Secretary

January 10, 2017

i

PROXY STATEMENT
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Raymond James Financial, Inc. (‘‘Board’’ or ‘‘Board of Directors’’) for the Annual Meeting to be held on Thursday, February 16, 2017, at 4:30 p.m., Eastern Time. In this Proxy Statement, we may refer to Raymond James Financial, Inc. as the ‘‘company,’’ ‘‘Raymond James,’’ ‘‘we,’’ ‘‘us’’ or ‘‘our.’’
QUESTIONS AND ANSWERS ABOUT VOTING YOUR SHARES

Why did I receive this Proxy Statement?
You have received these proxy materials because Raymond James’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting on February 16, 2017. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under the rules of the Securities and Exchange Commission (‘‘SEC’’). On January 10, 2017, we mailed this proxy statement to shareholders of record as of the close of business on December 21, 2016 (‘‘Record Date’’).

What is a proxy?
A ‘‘proxy’’ is a written authorization from you to another person that allows such person (the ‘‘proxy holder’’) to vote your shares on your behalf. The Board of Directors is asking you to allow any of the following persons to vote your shares at the Annual Meeting: Thomas A. James, Chairman of the Board of Directors and Paul C. Reilly, Chief Executive Officer.

Who is entitled to vote?	Each Raymond James shareholder of record on the Record Date for the Annual Meeting is entitled to attend and vote at the Annual Meeting.

What is the difference between holding shares as a shareholder ‘‘of record’’ and as a ‘‘beneficial owner’’?	●	Shareholders of Record. You are a shareholder of record if at the close of business on the Record Date your shares were registered directly in your name with Computershare, our transfer agent.
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Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our shareholders, your shares are held in ‘‘street name.’’ As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Please see ‘‘What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted ?’’ for additional information.

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Raymond James has requested banks, brokerage firms and other nominees who hold Raymond James shares on behalf of beneficial owners of the shares as of the close of business on the Record Date to forward proxy materials to those beneficial owners. Raymond James has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

How many votes do I have?
Every holder of a share of common stock on the Record Date will be entitled to one vote per share for each Director to be elected at the Annual Meeting and to one vote per share on each other matter presented at the Annual Meeting. On the Record Date there were 143,286,459 shares outstanding and entitled to vote at the Annual Meeting.

What proposals are being presented at the Annual Meeting?	Raymond James intends to present proposals numbered one through four for shareholder consideration and voting at the Annual Meeting. These proposals are for:
	1.	Election of eleven (11) members of the Board of Directors;
	2.	Advisory vote to approve executive compensation;
	3.	Advisory vote on the frequency of advisory votes on executive compensation; and
	4.	Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.

Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, Raymond James does not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on such matter in their discretion.

How does the Board of Directors recommend that I vote?	The Board of Directors recommends that you vote:
	●	FOR the election of the eleven (11) directors nominated by our Board and named in this proxy statement;
	●	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
	●	FOR the option of once "Every year" as the preferred frequency for advisory votes on executive compensation; and
	●	FOR ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm.

How do I attend the Annual Meeting?
All shareholders are invited to attend the Annual Meeting.
If your Raymond James shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting.

How do I vote and what are the voting deadlines?	You may vote your shares in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:
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By Mail: If you have received your proxy materials by mail, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in an account with a bank or broker (i.e., in ‘‘street name’’), you can vote by following the instructions on the voting instruction card provided to you by your bank or broker. Proxy cards returned by mail must be received no later than the close of business on February 15, 2017.

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Via the Internet: You can submit a proxy via the Internet until 1:00 a.m. Central Time on February 16, 2017, by accessing the web site at http://www.investorvote.com/RJF and following the instructions you will find on the web site. Internet proxy submission is available 24 hours a day. You will be given the opportunity to confirm that your instructions have been properly recorded.

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By Telephone: You can submit a proxy by telephone until 1:00 a.m. Central Time on February 16, 2017, by calling toll-free 1-800-652-VOTE (8683) (from the U.S. and Canada) and following the instructions.

Even if you plan to be present at the Annual Meeting, we encourage you to vote your shares by proxy using one of the methods described above. Raymond James shareholders of record who attend the meeting may vote their shares in person, even though they have sent in proxies.

What if my shares are held in the Raymond James ESOP?
For participants in the Raymond James Employee Stock Ownership Plan (the ‘‘ESOP’’), your shares will be voted as you instruct the trustee of the ESOP. There are three ways to vote: by returning your proxy card, via the Internet or by telephone. Please follow the instructions included on your proxy card on how to vote using one of the three methods. Your vote will serve as voting instructions to the trustee of the ESOP for shares allocated to your account. If you do not vote shares allocated to your account held in the ESOP, your shares will nevertheless be voted by the trustee in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares in person at the meeting. To allow sufficient time for voting by the trustee of the ESOP, our transfer agent must receive your vote by no later than 5:00 p.m. Eastern Time on February 13, 2017.

May I change or revoke my vote?	Yes. You may change your vote in one of several ways at any time before it is exercised:
	●	Grant a subsequent proxy via the Internet or telephone;
	●	Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy;
	●	Notify our Secretary in writing before the Annual Meeting that you are revoking your proxy or, if you hold your shares in ‘‘street name,’’ follow the instructions on the voting instruction card; or
	●	If you are a shareholder of record, or a beneficial owner with a proxy from the shareholder of record, vote in person at the Annual Meeting.

What will happen if I do not vote my shares?	●
Shareholders of Record. If you are the shareholder of record of your shares and you do not vote in person at the Annual Meeting, or by proxy by mail, via the Internet or by telephone, your shares will not be voted at the Annual Meeting.

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Beneficial Owners. If you are the beneficial owner of your shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (‘‘NYSE’’), your broker or nominee has discretion to vote your shares on routine matters, such as Proposal 4, but does not have discretion to vote your shares on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not instruct your broker as to how to vote your shares on Proposals 1, 2 or 3, this would be a ‘‘broker non-vote,’’ and your shares would not be counted as having been voted on the applicable proposal. We therefore strongly encourage you to instruct your broker or nominee on how you wish to vote your shares.

What is the effect of a broker non-vote or abstention?
Under NYSE rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on a limited number of "routine" proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A ‘‘broker non-vote’’ occurs when a broker or other nominee does not receive such voting instructions and does not have the discretion to vote the shares. Pursuant to our By-laws, broker non-votes and abstentions are not counted as ‘‘votes cast’’ on such matter, but are counted for quorum purposes.

What if I return a signed proxy or voting instruction card, but do not specify how my shares are to be voted?	●
Shareholders of Record. If you are a shareholder of record and you submit a signed proxy, but you do not provide voting instructions, all of your shares will be voted FOR Proposals 1, 2 and 4, and for once "Every year" on Proposal 3.

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Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under NYSE rules, brokers and other nominees have the discretion to vote on routine matters, such as Proposal 4, but do not have discretion to vote on non-routine matters, such as Proposals 1, 2 and 3. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the Annual Meeting.

What does it mean if I receive more than one set of Proxy Materials?
It means you own Raymond James shares in more than one account, such as individually and jointly with your spouse. Please vote all of your shares. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials may contact their broker, bank or other nominee to request that only a single copy of such document(s) be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, your broker, bank or other nominee may deliver only one copy of the proxy materials to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the beneficial owners. Raymond James will deliver promptly, upon request, a separate copy of the proxy materials to a shareholder at a shared address to which a single copy of such document(s) was delivered. Shareholders who wish to receive a separate written copy of such documents, now or in the future, should submit their request to our Secretary by writing Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716.

What is a quorum?
A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of shareholders representing a majority of the outstanding capital stock of the company entitled to vote at the meeting constitutes a quorum for the conduct of business.

What vote is required in order to approve each proposal?
For each of Proposals 1, 2 and 4, the affirmative vote of a majority of the ‘‘votes cast’’ on such proposal at the Annual Meeting is required. Our By-laws provide that a majority of the votes cast means that the number of shares voted ‘‘for’’ a proposal must exceed the number of shares voted ‘‘against’’ such proposal. Abstentions and broker non-votes, if any, are not counted as ‘‘votes cast’’ with respect to such proposal. (In the case of any contested director election, directors are elected by a plurality of the ‘‘votes cast.’’) Proposal 3 asks shareholders to select a preferred voting frequency by selecting the option of every year, every two years, or every three years (or abstain). For Proposal 3, the frequency receiving the greatest number of votes will be considered the frequency preferred by shareholders.

How will voting on any other business be conducted?
Other than the matters set forth in this Proxy Statement and matters incident to the conduct of the Annual Meeting, we do not know of any business or proposals to be considered at the Annual Meeting. If any other business is proposed and properly presented at the Annual Meeting, the persons named as proxies will vote on the matter in their discretion.

What happens if the Annual Meeting is adjourned or postponed?	Your proxy will still be effective and will be voted at the rescheduled Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who will count the votes?	Our General Counsel and Secretary will act as the inspector of election and will tabulate the votes.

How can I find the results of the Annual Meeting?
Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K that we will file with the SEC within four (4) business days after the Annual Meeting.

Who is paying for the costs of this proxy solicitation?
We will bear the expense of soliciting proxies. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $15,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
GENERAL
Our Board of Directors currently has eleven (11) directors. A director holds office for a term of one (1) year, and until such director’s successor has been duly elected and qualified or until such director is removed from office under our By-laws or such director’s office is otherwise earlier vacated.
The Board has nominated Charles G. von Arentschildt, Shelley G. Broader, Jeffrey N. Edwards, Benjamin C. Esty, Francis S. Godbold, Thomas A. James, Gordon L. Johnson, Roderick C. McGeary, Paul C. Reilly, Robert P. Saltzman and Susan N. Story for election as directors of the company for a term of one (1) year. All such nominees are current directors of the company. Each nominee has indicated to the company that he or she would serve if elected. We do not anticipate that any nominee would be unable to stand for election, but if that were to happen, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.
Under our By-laws, at any meeting of shareholders for the election of directors at which a quorum is present (other than a contested election), each director nominee receiving a majority vote shall be elected. A ‘‘majority vote’’ means that the number of votes cast in favor of a nominee exceeds the number of votes cast against the nominee. (Abstentions and broker non-votes, if any, are not counted as ‘‘votes cast’’ with respect to that nominee.) In a ‘‘contested election,’’ where the number of nominees exceeds the number of positions available for the election of directors, our By-laws provide that the directors elected shall be those nominees who have received the greatest number of votes (‘‘plurality’’).
Under our Corporate Governance Principles, each nominee for membership on the Board must tender an irrevocable conditional resignation to the company, such resignation to be effective only upon (i) the director’s failure to receive the required vote in an uncontested election, and (ii) Board acceptance of such resignation. If any nominee for re-election fails to receive the required vote, the Corporate Governance, Nominating and Compensation Committee will recommend that the Board accept the resignation unless it determines that the best interests of the company and its shareholders would not be served by doing so. Absent such determination, the Board will accept the resignation no later than 120 days from the certification of the shareholder vote, subject to maintaining compliance with NYSE or SEC rules or regulations. The Board will promptly disclose publicly its decision to accept or reject such resignation and the reasons therefor.
As explained in our Corporate Governance Principles, the Board recognizes the value of continuity of non-executive directors who have experience with the company and who have gained over a period of time a level of understanding about the company and its operations that enables them to make a significant contribution to the deliberations of the Board without any ongoing impairment to their independence. Nevertheless, the Corporate Governance Principles contemplate that directors are normally expected to serve no more than 12 years on the Board. The Board reserves the right, in extraordinary circumstances, to waive the tenure limitation to allow a director to serve up to three additional one-year terms.
For a director to be considered independent, the Board must affirmatively determine that the director does not have any material relationship with the company either directly or as a partner, shareholder or officer of an organization that has a relationship with the company. Such determinations are made and disclosed pursuant to applicable NYSE or other rules. A material relationship can include, but is not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. In accordance with the rules of the NYSE, the Board has affirmatively determined that it is currently composed of a majority of independent directors, and that the following directors are independent and do not have a material relationship with the company: Charles G. von Arentschildt, Shelley G. Broader, Jeffrey N. Edwards, Benjamin C. Esty, Gordon L. Johnson, Roderick C. McGeary, Robert P. Saltzman and Susan N. Story.

Director and Nominee Qualifications to Serve on our Board
As described in greater detail below, the Board believes that there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position as a director. (See below under the caption ‘‘THE CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE.’’) The Board believes that, consistent with these requirements, each member of our Board is expected to demonstrate high standards of integrity and character and to offer important perspectives on some aspect of our business based on his or her own business experience. The Board does not consider individual directors to be responsible for particular areas of the Board’s focus or specific categories of issues that may come before it. Rather, the Board seeks to assemble a group of directors that, as a whole, represents a mix of experiences and skills that allows appropriate deliberation on all issues that the Board might be likely to consider.
RECOMMENDATION OF THE BOARD
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION TO THE BOARD OF EACH OF THE DIRECTOR NOMINEES. The voting requirements for this proposal are described above and in the ‘‘Questions and Answers About Voting Your Shares’’ section.

INFORMATION ABOUT DIRECTOR NOMINEES
Listed below are the names, ages as of January 10, 2017, and principal occupations for the past five years of the director nominees (all of whom are currently directors of the company), together with a brief description of the particular experience or skills of each director that led the Board to conclude that such person should serve as a director in light of our business and structure.
Charles G. von Arentschildt (56) Non-Executive Director — Member of the Audit and Risk Committee
Charles von Arentschildt has served as a non-executive director of our company since August 2015. Since 2005, Mr. von Arentschildt has been an independent private investor managing his personal investments across a variety of asset classes.  Mr. von Arentschildt served as Chairman of Global Markets, North America, at Deutsche Bank Securities Inc. from 2004 through 2005.  Previously, he had been Chief Executive Officer and Head of Global Markets North America since 2002. Prior positions held at Deutsche Bank include Global Head of Finance, Global Head of Securitization and Global Head of Commodities. Mr. von Arentschildt served on Deutsche Bank’s Regional Executive Committee from 1998 to 2005 and its Global Markets Management Committee from 1997 to 2005.  From December 1992 to March 1997, he served as Managing Director and Global Head of Metals, Commodities at Morgan Stanley, Inc.  Mr. von Arentschildt was a member of the board of directors of the Carlyle Blue Wave Fund from 2007 to 2009.  He has also been a director of the Gold and Silver Institute and a member of the New York Mercantile Exchange. Mr. von Arentschildt served as Treasurer and Board Member of Boys and Girls Club of Greenwich, Connecticut from 2003 to 2008.
Mr. von Arentschildt brings to our board many years of broad financial services management experience as well as a wealth of specific knowledge in the derivatives and trading segments of our industry.
Shelley G. Broader (52) Non-Executive Director — Member of the Audit and Risk Committee
Shelley Broader has served as a non-executive director of our company since 2008. She is director, President and Chief Executive Officer of Chico's FAS, Inc. From June 2014 to November 2015, she was President and Chief Executive Officer of Walmart EMEA Region (Europe, Middle East, Sub-Saharan Africa and Canada). From July 2014 to October 2015, she was a non-executive Director, member of the Nomination Committee, the Remuneration Committee, and the Risk and Audit Committee of Massmart Holdings Limited, Sandton, South Africa. She previously served as President and Chief Executive Officer of Walmart Canada from September 2011 to May 2014. From March 2011 to March 2013, she was a Director of Wal-Mart de México, which is publicly traded on the Mexican stock exchange. She was Chief Merchandising Officer of Walmart Canada Corp., from December 2010 to September 2011, and Senior Vice President, Sam’s Club, a division of Wal-Mart Stores, Inc. from 2009 to 2010. She served as President and Chief Operating Officer of Michaels Stores, Inc. from 2008 to 2009, President and Chief Executive Officer, Sweetbay Supermarket, a division of Kash n’ Karry Food Stores, Inc., from 2006 to 2008, and President and Chief Executive Officer, Kash n’ Karry Food Stores, Inc. from 2003 to 2006. From 1991 to 2003, Ms. Broader held positions of increasing management responsibility at Hannaford Bros. Co., culminating in Senior Vice President, Business Strategy, Marketing and Communications. Her prior financial service industry experience includes Massachusetts Financial Services Company and Assistant Vice President at First Albany Corporation. Ms. Broader is a member of the Board of Advisors of the H. Lee Moffitt Cancer Center & Research Institute.
Ms. Broader brings to our Board a current retail consumer marketing perspective from outside the financial services industry coupled with a degree of financial services experience early in her career. That perspective provides us with current insights into marketing to the younger segment of the population, which we expect to become more useful to us as those individuals’ need for financial services increases with their wealth and age. In addition, she has had full profit and loss responsibility for significant operations of both public and private companies over the last several years, including her current position as Chief Executive Officer of Chico's FAS.
Jeffrey N. Edwards (55) Non-Executive Director — Member of the Audit and Risk Committee
Jeffrey Edwards has served as a non-executive director of our company since 2014. Mr. Edwards has been the Chief Operating Officer of New Vernon Advisers, LP (‘‘NVA’’), a registered investment advisor, since 2009. At NVA, he is responsible for legal, finance, administration, risk management, technology and investor relations. He also serves on that firm’s investment committee. Mr. Edwards has served as a director of New Vernon Mauritius since 2014. Prior to joining NVA, Mr. Edwards spent 22 years at Merrill Lynch & Co., Inc., most recently as Vice Chairman. His previous positions at Merrill Lynch & Co. included Chief Financial Officer, Head of Investment Banking for the Americas, Head of Global Capital Markets and Financing, and Co-head of Global Equities. He was a director of The NASDAQ Stock Market from 2004 − 2006, and has served as a director of Medusind, Inc., a privately held company, since 2012.
Mr. Edwards brings to the board more than two decades of capital markets and corporate finance experience at a large, global financial services firm.
Benjamin C. Esty (54) Non-Executive Director — Chairman of the Audit and Risk Committee
Professor Benjamin C. Esty has served as a non-executive director of our company since 2014. Professor Esty has been the Roy and Elizabeth Simmons Professor of Business Administration at the Harvard Graduate School of Business Administration since 2005 and was Head of the Finance Unit (i.e., department) from 2009 to 2014. Professor Esty has taught at Harvard about corporate finance, corporate strategy, and financial institutions for more than 20 years. He was the founding faculty chairman of Harvard’s General Management Program (GMP), a comprehensive leadership program for senior executives, and has participated in leadership development programs for companies and organizations outside academia. He was an independent trustee for the Eaton Vance family of mutual funds from 2005 to December 2013 and served as the Chairman of the Portfolio Management Committee from June 2008 to December 31, 2013. He also served on the Governance and Contract Review Committees. Professor Esty was a member of the board of the Harvard University Employees Credit Union from 1995 to 2001, where he served on the finance committee that dealt with asset and liability management, setting loan and deposit rates, and doing financial forecasting/planning.
Professor Esty provides the board with an independent director with extensive knowledge of finance and in-depth experience in the mutual fund/investment management business, including evaluation of fund performance, investment strategies, valuation analysis, trading, and risk management. That knowledge and experience is valuable to the board with respect to the Company’s investment banking, commercial banking, and asset management businesses as well as its own financing activities. In addition, Professor Esty’s experience in leadership development assists the board in its oversight of the management succession process.
Francis S. Godbold (73) Director — Vice Chairman
Francis Godbold has served as a director of our company since 1977. He has been Vice Chairman of our company since 2002 and is a director and officer of various affiliated entities, including serving as a director of Raymond James Bank, N.A. (‘‘RJ Bank’’) and as a former member of its Executive Loan Committee. Mr. Godbold was a Trustee of Georgia Tech Foundation, Inc. from June 2003 to June 2011 and Trustee Emeritus since June 2011.
Mr. Godbold brings to the Board 45 years of management experience at our company, including 15 years of service as President of the company, capital market transaction experience in both favorable and diffıcult markets, significant stock ownership and an enduring commitment to our company.
Thomas A. James (74) Executive Chairman
Tom James has served as Chairman of the Board of the company since 1983, having also served as Chief Executive Officer from 1970 to April 30, 2010. As Chief Executive Officer, Mr. James chaired the Company’s Operating Committee (now known as the Executive Committee), the monthly financial review and the budget process. As Executive Chairman, Mr. James still contributes to those functions. He continues to chair our Compliance and Standards Committee. Mr. James has been active in the Financial Services Roundtable since 2000, and served as its Chairman in 2007. He is a former Chairman of The Florida Council of 100 and a former Chairman of the Securities Industry Association (now, the Securities Industry and Financial Markets Association). He has been a certified financial planner since 1978. Mr. James serves on the board of Cora Health Services, Inc. and was a director of OSI Restaurant Partners, Inc. from 2002 to 2008. He is the current president of the board of trustees of The Salvador Dalí Museum, is on the board of the International Tennis

Hall of Fame, and is the chairman of the Chi Chi Rodriguez Youth Foundation. During his career, he served on the boards of numerous public companies.
As our former Chief Executive Offıcer and current Executive Chairman, Mr. James’ more than 40 years of service to the company as CEO brings to the board a unique understanding of our businesses and the financial services industry, as well as the perspective of an entrepreneur who led the building of our company, which his father founded. His deep, personal commitment to the company, including his large stock ownership position, means he is strongly aligned with the interests of shareholders.
Gordon L. Johnson (59) Non-Executive Director — Member of the CGN&C Committee
Gordon Johnson has served as a non-executive director of our company since 2010. He has been the President of Highway Safety Devices, Inc., a 150-employee company that installs and repairs signalization, guardrails, signage and street lighting related to municipal roadway projects, since 2005. Mr. Johnson has served as a Director of RJ Bank since May 1, 2007, as a Director of Santa Fe Healthcare from 2008 to 2014, and as a Director of Florida Transportation Builders Association from 2007 to 2016. Mr. Johnson was a banking manager and executive for 23 years, including 20 years with Bank of America and its predecessors. He also served as CEO of Stonegate Partners, LLC, a financial buyout firm, from 2002 to 2004.
Mr. Johnson brings 23 years of experience with unaffıliated banks and eight years as a director of RJ Bank to our Board at a time when RJ Bank has become a significant segment of the overall company. He also brings the perspective of an entrepreneur and consumer of business related financial services.
Roderick C. McGeary (66) Non-Executive Director — Member of the Audit and Risk Committee
Rod McGeary has served as a non-executive director of our company since November 2015.Mr. McGeary served as Chairman of Tegile Systems, Inc. from June 2010 to June 2012. From November 2004 to December 2009, he served as Chairman of the Board of BearingPoint, Inc. and also was interim Chief Executive Officer of BearingPoint from November 2004 to March 2005. BearingPoint filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2009 and its plan under Chapter 11 was declared effective as of December 30, 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of Cisco Systems, Inc. and PACCAR Inc. He previously served as a director of Dionex Corporation and National Semiconductor Corporation, each ending in 2011.
Mr. McGeary brings to our board, in addition to deep accounting and auditing knowledge, decades of board and leadership experience involving multiple industries, including with leading technology companies.
Paul C. Reilly (62) Executive Director — Chief Executive Officer
Paul Reilly has served as a director of our company since 2006, and as Chief Executive Officer since May 1, 2010. He previously served as President of our company from May 1, 2009 to April 30, 2010. Mr. Reilly was a non-employee, independent director of the company from January 2006 until May 1, 2009 and chaired the Audit Committee from May 21, 2008 until May 1, 2009. Previously, he had served as Executive Chairman of Korn Ferry International from July 1, 2007 to April 30, 2009, and Chairman and Chief Executive Officer from 2001 to 2007. Mr. Reilly was Chief Executive Officer of KPMG International from 1998 to 2001. Prior to being named to that position, he was Vice Chairman, Financial Services, of KPMG LLP, the United States member firm of KPMG International. Mr. Reilly is a member of The Florida Council of 100 and of the Financial Services Roundtable. He is also a Director of United Way Suncoast, Chairman of the Tampa Heart Walk for the American Heart Association, and a member of The University of Notre Dame Business Advisory Council.

Mr. Reilly’s prior experience as chief executive offıcer of two complex and global organizations, one of which was a public company, combined with his background as a CPA and financial services consultant, brings a perspective to the board beyond the financial services industry, while his previous service on our board provides continuity with prior senior management.
Robert P. Saltzman (74) Non-Executive Director — Chairman of the CGN&C Committee
Bob Saltzman has served as a non-executive director of our company since 2007. Since retiring as President and Chief Executive Officer of Jackson National Life Insurance Company in 2001, Mr. Saltzman has managed his personal investments, occasionally consulted with parties unaffiliated with the company on life insurance matters and assisted a family member in connection with the purchase and financing of a private company in which he now is an investor. Mr. Saltzman was a director of WNC First Corporation, a privately held property and casualty insurance underwriter, from November 2004 to June 2011. He also served as a Director and Audit Committee Chairman of Enhance Financial Services, a New York Stock Exchange listed company, from 1998 until its acquisition in March, 2001. Mr. Saltzman serves as a Life Trustee of Northwestern University.
Mr. Saltzman’s 37 year career in the financial services industry included chief executive offıcer positions at major life insurers. In that role he also oversaw bank and broker-dealer affıliates as well as full service asset management companies and thus he has experience in the management of large, complex organizations that are also subject to extensive regulation. Thus, Mr. Saltzman’s experience correlates very well with the role of a company director.
Susan N. Story (56) Non-Executive Director (Lead Independent Director) — Member of the CGN&C Committee
Susan Story has served as non-executive director of our company since 2008. Ms. Story is President and Chief Executive Officer of American Water Works, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility, serving over 15 million people in 47 states and Ontario, Canada. Prior to her CEO role, which she assumed in May 2014, she served as Chief Financial Officer for the corporation. Prior to her move to AWK, she spent 31 years at Southern Company (NYSE: SO), serving as Chief Executive Officer, Southern Company Services, Inc. and Executive Vice President of Southern from January 2011-March 2013; President and Chief Executive Officer, Gulf Power Company, Inc. from April 2003-December 2010; Executive Vice President, Engineering and Construction, Southern Company 2001-2003, while concurrently serving as Senior Vice President of Southern Power Company 2002-2003. Ms. Story currently serves on the board of the Bipartisan Policy Institute in Washington, D.C. and co-chairs the organization's effort to address the nation's transportation and water infrastructure replacement challenges. She is also on the board of the Alliance to Save Energy and the H. Lee Moffitt Cancer Center, as well as the Research Institute Board of Advisors. She also serves on the board of the United Way of Greater Philadelphia and Southern New Jersey. She is past chair of both the Florida Chamber of Commerce and the Florida Council of 100. She is past vice-chair of Enterprise Florida (the state's economic development organization) and was a member of the Florida Board of Education. She previously served on the board of the National Renewable Energy Laboratory. She also was appointed to the statutorily-required Tax and Budget Reform Commission of Florida, serving as chair of the Finance Committee of that Commission, tasked with evaluating the revenue and spending structure for Florida.
Ms. Story's leadership as CEO of a $10+ billion publicly traded company, her nine-year tenure as CEO of an electric utility, her experience as Chief Financial Officer of a publicly traded company, and her exposure to national economic challenges and state regulatory and legislative issues given the footprint of her company provide her with in-depth experience with the following challenges that our Company also faces: dealing with regulators; managing complex organizations; addressing the impact of technological advances on daily operations; overseeing cyber security protocols; dealing with a changing workforce population and mitigating rising employee healthcare costs. With an engineering undergraduate degree, an advanced degree in business administration and coursework in finance, she brings a diversified educational background to the issues our Board faces.

CORPORATE GOVERNANCE
Corporate Governance Principles. The Board has adopted Corporate Governance Principles (‘‘Principles’’), which are available in the corporate governance section of the company’s Web site at www.raymondjames.com (the ‘‘company’s Web site’’). This document describes the principles the Board follows with respect to, among other matters, the role and duties of the Board, size and composition of the Board, director responsibilities, Board committees, director access to officers, employees and independent advisors, director compensation and performance evaluation of the Board.
Board Leadership Structure. As described in the Principles, the role of the Board is to oversee management of the company in its efforts to enhance shareholder value and conduct the company’s business in accordance with its mission statement. In this vein, the Board helps management assess long-range strategies for the company, and evaluates management performance. The Board believes it is in the best interest of the company for the Board to periodically evaluate its leadership structure and make a determination regarding whether to separate or combine the roles of Chairman and chief executive officer based on circumstances at the time of its evaluation. By retaining flexibility to adjust the company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the company and address any circumstances the company may face.
As previously announced , Mr. Thomas A. James intends to relinquish his position as Chairman of the Board, effective at the conclusion of the Annual Meeting. The Board has appointed our chief executive officer, Mr. Paul Reilly, to succeed Mr. James as chairman, thereby again combining the chief executive and Board chairman positions. The Board believes that Mr. Reilly's in-depth knowledge of the company’s operations will enable him to drive execution of our strategic plans and to facilitate effective communication between management and the Board. A combined Chairman/chief executive officer structure will provide the company with a single leader who communicates the firm’s business and strategy to our shareholders, clients, employees, regulators and the public, promoting accountability for the company’s performance.
The Board also believes that independent leadership is important, and the Principles contemplate appointment of an independent director to serve as a lead director ("Lead Director") whose role is to solicit agenda items and issues from non-executive directors for inclusion in the Board agenda and to organize and chair periodic meetings of the non-executive directors. Thus, since 2016 Ms. Susan N. Story has served as Lead Director. Ms. Story’s knowledge of the company’s business and strategy from her years of service as a director and her significant executive leadership experience contribute to her ability to fulfill the role of lead director effectively and independently.
For these reasons, the company believes that this board leadership structure is currently the most appropriate one for the company. Nevertheless, the Board may reassess the appropriateness of the existing structure at any time, including following future changes in Board composition, in management, or in the character of the company’s business and operations.
Code of Ethics and Directors’ Code. As part of our ethics and compliance program, our Board has approved a Code of Ethics for Senior Financial Officers (the ‘‘Code of Ethics’’) that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. In addition, we have adopted a separate Code of Business Conduct and Ethics for Members of the Board of Directors (‘‘Directors’ Code’’) that applies to all members of the Board. Both the Code of Ethics and the Directors’ Code are posted on our company’s Web site. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Ethics or the Directors’ Code by posting such information on our Web site. The company maintains a reporting hotline, where employees and individuals outside the company can anonymously submit a complaint or concern regarding compliance with applicable laws, rules or regulations, the Code of Ethics, as well as accounting, auditing, ethical or other concerns.
Board’s Role in Risk Oversight. We have an Enterprise Risk Management program under the direction of our Chief Risk Officer (‘‘CRO’’). The CRO and other members of the company’s management have prepared a series of qualitative ‘‘risk appetite’’ statements that articulate our conservative risk culture. Tolerance statements and measures have also been developed which attempt to quantitatively define appropriate adherence to our risk appetite. These statements are internally reviewed and approved by a risk committee structure established by management to address specific aspects of risk (i.e., market, liquidity, credit, operational, etc.), and are organized under the direction of our Enterprise Risk Management Committee (‘‘ERMC’’), which is chaired by the CRO. The Audit and Risk Committee subsequently reviews and approves our risk appetite and tolerance statements on at least an annual basis, and receives periodic reports from the ERMC and the CRO in order to monitor our adherence to them. In addition, the Audit and Risk Committee receives quarterly risk assessments from the ERMC and the CRO that identify new and emerging risks, changes to internal controls, and results of assurance activities, which include internal audits, regulatory examinations, and other self-assessment activities. The chair of the Audit and Risk Committee discusses the significant aspects of the Enterprise Risk Management program with the full Board at its regular meetings.
Engagement with Shareholders. The Board believes that fostering long-term relationships with shareholders and maintaining their trust and goodwill is a top priority for the company. We conduct engagements with key shareholders, which cover a wide range of issues such as strategy, financial performance, governance and other current matters, throughout the year in order to ensure that our management and Board understand and address the issues that are important to our shareholders. In addition to our quarterly earnings releases and related conference calls, we release monthly operating metrics providing updates on our business performance. Our chief executive officer, chief financial officer and our investor relations officer attend several investor conferences each year and also participate in several "roadshows" to meet with our investors. In addition, we host an award-winning annual investor day, on which our senior executives make presentations at our corporate headquarters concerning a wide variety of strategic and financial matters. Our chief financial officer and our investor relations officer also speak with analysts and investors throughout the year. For information on how to contact members of our Board, please see the section below entitled "Communications with the Lead Director and Non-Executive Directors."

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
BOARD MEETINGS AND ANNUAL MEETING OF SHAREHOLDERS
During the fiscal year ended September 30, 2016, the Board held four meetings (not including committee meetings). Each director attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served during fiscal 2016. It is the policy of the Board that all directors attend the annual shareholder meeting. All of our directors attended the 2016 annual meeting. The non-executive directors (those directors who are not officers or employees of the company) meet in executive session at least four times per year during a regularly scheduled Board meeting without management. Ms. Susan Story, a non-executive and independent director and our Lead Director, presided at the regular executive sessions of the non-executive directors.
COMMITTEE MEMBERSHIP AND MEETINGS
The current committees of the Board are the Audit and Risk Committee, the Corporate Governance, Nominating and Compensation Committee, the Securities Repurchase Committee and the Securities Offerings Committee. The table below provides current membership information.

	Audit and Risk	Corporate Governance, Nominating and Compensation	Securities Repurchase Committee	Securities Offerings Committee
Charles G. von Arentschildt	M	—	—	—
Shelley G. Broader	M	—	—	—
Jeffrey N. Edwards	M	—	—	—
Benjamin C. Esty	C	—	—	—
Gordon L. Johnson	—	M	—	—
Roderick C. McGeary (1)	M	—	—	—
Robert P. Saltzman	—	C	M	AM
Susan N. Story	—	M	M	M
Thomas A. James	—	—	M	M
Paul C. Reilly	—	—	—	M
Francis S. Godbold	—	—	—	AM
_________________
M — Member, C — Chairman, AM — Alternate Member
(1) Mr. McGeary was appointed to the Board and the Audit and Risk Committee in November 2015.

Below is a description of each committee of the Board. The Board has affirmatively determined that each of the Audit and Risk Committee and the Corporate Governance, Nominating and Compensation Committee consists entirely of independent directors pursuant to rules established by the NYSE and rules promulgated under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

THE AUDIT AND RISK COMMITTEE
The Audit and Risk Committee was chaired during fiscal 2016 by Mr. Esty. The committee currently consists additionally of Ms. Broader and Messrs. von Arentschildt, Edwards and McGeary. The committee met eight times during 2016. Under its charter, the committee:

•	is comprised of at least three members of the Board, each of whom is ‘‘independent’’ of the company under the NYSE and SEC rules and is also ‘‘financially literate,’’ as defined under NYSE rules,

•	includes at least one member who has accounting or financial management expertise, and at least one member who qualifies as an ‘‘audit committee financial expert’’ under applicable rules,

•	members are appointed and removed by the Board,

•	is required to meet prior to each quarterly meeting of the Board and prior to the release of quarterly financial results,

•	periodically meets with the director of Internal Audit and the independent auditor in separate executive sessions without members of senior management present,

•	has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, and

•	reports to the Board regularly.
The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities, which include:

•	the appointment, retention, compensation and oversight of the work of the independent auditor,

•	annually reviewing the independent auditor’s report and evaluating its qualifications, performance and independence,

•	exercising oversight with respect to the company’s internal audit function,

•	pre-approval of the independent auditor’s engagement to provide any audit or permitted non-audit services,

•
reviewing and discussing with management and the independent auditor (i) the company’s audited financial statements and related disclosures, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations (ii) its earnings press releases and periodic filings, (iii) its critical accounting policies, (iv) the quality and adequacy of its internal controls over financial reporting, disclosure controls and procedures, and accounting procedures, and (v) any audit problems or difficulties,

•	approving in advance any proposed hiring of current or former employees of the company’s independent auditor,

•
exercising oversight with respect to the company’s internal audit function, including receiving and reviewing reports from the internal audit department regarding the results of audits undertaken and management’s response to recommendations,

•	exercising its authority to direct the internal audit department to undertake specific projects, including review of specific company departments,

•	exercising oversight with respect to management’s responsibilities to assess and manage key risks, including market, credit, liquidity, funding, operational and reputational risk,

•	exercising oversight of the company’s risk governance structure, including the performance of the CRO,

•	reviewing reports regarding major risk exposures, including the Enterprise Risk Management Report,

•	reviewing the pertinent risk parameters for the company’s most important risks and reviewing and approving corporate risk assessment and management procedures,

•	reviewing reports from the chief compliance officer regarding compliance activities, and from the general counsel regarding material legal and regulatory matters, and

•	preparing the annual report of the Audit and Risk Committee presented in the company’s proxy statement.
In connection with its oversight of management's responsibilities to address key risks, the committee monitors and oversees the company's Enterprise Risk Management program, which is under the direction of our CRO. The CRO and other managers have prepared a series of qualitative appetite statements that articulate the company's conservative risk culture. Tolerance statements and measures have also been developed which attempt to quantitatively define the company's adherence to its risk appetite. These statements are internally reviewed and approved by a risk committee structure established by management to address specific aspects of risk (i.e., market, liquidity, credit, operational, etc.), and are organized under the direction of the ERMC which is chaired by the CRO. The committee subsequently reviews and approves these risk appetite and tolerance statements on at least an annual basis, and receives periodic reports from the ERMC and the CRO in order to monitor our adherence to them. In addition, the committee receives quarterly risk assessments from the ERMC and the CRO that identify new and emerging risks, changes to internal controls, and results of assurance activities, which include internal audits, regulatory examinations, and other self-assessment activities. Additionally, the chairman of the committee discusses the significant aspects of the Enterprise Risk Management program with the full Board at its regular meetings.
The committee has adopted a policy for pre-approving all audit and non-audit services provided by our independent auditors. The policy is designed to ensure that the auditor’s independence is not impaired. The policy provides that, before the company engages the independent auditor to render any service, the engagement must be specifically approved by the Audit and Risk Committee.
The Board has determined that each member of the committee is ‘‘financially literate’’ under the NYSE listing standards and is ‘‘independent’’ of the company under SEC rules and the NYSE listing rules. The Board has further determined that each of Messrs. Esty, Edwards and McGeary qualifies as an ‘‘audit committee financial expert’’ (as defined under the SEC’s rules and regulations) and also has ‘‘accounting or related financial management expertise.’’
THE CORPORATE GOVERNANCE, NOMINATING AND COMPENSATION COMMITTEE
The Corporate Governance, Nominating and Compensation Committee is chaired by Mr. Saltzman and currently consists additionally of Ms. Story and Mr. Johnson. The committee met five times during 2016. Under its charter, the committee:

•	is comprised solely of members of the Board who are ‘‘independent’’ of the company under the NYSE and SEC rules,

•	members are appointed and removed by the Board,

•	is generally required to meet prior to each quarterly meeting of the Board and to hold an additional meeting to approve incentive compensation awards for senior management,

•
has the authority to retain independent advisors, at the company’s expense, wherever it deems appropriate to fulfill its duties, including any compensation consulting firm or other adviser, and has direct responsibility for determining the compensation of, and exercising oversight of the work of, any such adviser, and

•	reports to the Board regularly.
The committee’s charter is available on the company’s Web site. The charter sets forth the committee’s responsibilities in relation to compensation matters, which include:

•	annually approving the compensation structure for senior management,

•	annually establishing criteria for the compensation of the chief executive officer, evaluating his or her performance and determining the amount of his or her compensation,

•	reviewing executive succession planning for senior management, including the chief executive officer,

•	reviewing and approving the company’s equity-based and other incentive compensation plans, and overseeing the administration thereof,

•	annually reviewing and recommending to the Board the amounts for the company’s contributions to employee benefit plans,

•	overseeing the administration of the company’s other employee benefit plans, and

•	preparing the annual report on executive officer compensation for the company’s proxy statement.
The committee meets at least every three years to review and determine the compensation of the company’s non-executive directors. In reviewing and determining non-executive director compensation, the committee considers, among other things, the following principles:

•
that the compensation should fairly pay the non-executive directors for the work, time commitment and efforts required by directors of an organization of the company’s size and scope of business activities, including service on Board committees,

•	that a component of the compensation should be designed to align the non-executive directors’ interests with the long-term interests of the company’s shareholders, and

•	that non-executive directors’ independence may be compromised or impaired for Board or committee purposes if director compensation exceeds customary levels.
As a part of its review, the committee has engaged Pay Governance LLC as a third-party consultant to report on comparable non-executive director compensation practices and levels. No executive officer of the company is involved in determining or recommending non-executive director compensation levels. See the section of this Proxy Statement entitled ‘‘DIRECTOR COMPENSATION’’ below, for a more detailed discussion of compensation paid to the company’s directors during 2016.
The charter also sets forth the committee’s responsibilities in relation to nominations and corporate governance, which include:

•
identifying potential nominees for director, including candidates recommended by management, reviewing their qualifications and experience, and recommending to the Board a slate of nominees for consideration by shareholders,

•	developing and monitoring compliance with corporate governance policies,

•	leading the Board in an annual review of its performance, and of the performance of each Board committee,

•	periodically reviewing and assessing the company’s codes of ethics to determine whether any changes are appropriate and recommending any such changes to the Board for its approval,

•	making recommendations to the Board with respect to reasonable director compensation, after considering the impact of compensation levels on director independence, and

•	exercising sole authority to retain any search firm to identify director candidates, including sole authority for determining the compensation of, and other terms for the engagement of, any such firm.
The candidates proposed for election in Proposal No. 1 of this Proxy Statement were unanimously recommended by the committee to the Board.
The committee will consider candidates recommended for nomination to the Board by shareholders of the company. Shareholders may nominate candidates for election to the Board under Florida law and our By-laws. Under our By-laws, notice of such a proposal must generally be provided to the Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In addition, our By-laws contain additional requirements applicable to any shareholder nomination, including a description of the information that must be included with any such proposal. For further information regarding deadlines for shareholder proposals, please see the section of this proxy statement below entitled ‘‘ADDITIONAL INFORMATION — Shareholder Proposals for the 2018 Annual Meeting.’’
The committee reviews the experience and qualifications of all potential nominees to the Board. The manner in which the committee evaluates candidates recommended by shareholders would be generally the same as any other candidate. However, the committee would also seek and consider information concerning any relationship between a shareholder recommending a candidate and the candidate to determine if the candidate can represent the interests of all of the shareholders. The committee would not evaluate a candidate recommended by a shareholder unless the shareholder’s proposal provides that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service as publicly disclosed by the company and to provide all of the information required under our By-laws and necessary to conduct an evaluation.
The committee believes there are certain minimum qualifications that each director nominee must satisfy in order to be suitable for a position on the Board, including that such nominee:

•	be an individual demonstrating high standards of integrity and character;

•	offer important perspectives on some aspect of the company’s business based on his or her business experience;

•	may not be on the boards of more than three (3) other public companies; and

•	may not be subject to certain convictions, sanctions, judgments, orders or suspensions imposed by courts or regulatory authorities.
In considering candidates for director nominee, the committee generally assembles all information regarding a candidate’s background and qualifications, evaluates a candidate’s mix of skills and qualifications and determines the contribution that the candidate could be expected to make to the overall functioning of the Board, giving due consideration to the Board balance of diversity of perspectives, backgrounds and experiences. While the committee routinely considers diversity as a part of its deliberations, it has no formal policy regarding diversity. With respect to current directors, the committee considers past participation in and contributions to the activities of the Board. The committee recommends director nominees to the Board based on its assessment of overall suitability to serve in accordance with the company’s policy regarding nominations and qualifications of directors.
THE SECURITIES REPURCHASE COMMITTEE
The Securities Repurchase Committee consists of Thomas A. James, Robert P. Saltzman and Susan N. Story. This committee acted by written consent, but did not meet, during fiscal 2016. It has authority to approve certain purchases of our stock or notes from time to time. It does not have a separate charter.
THE SECURITIES OFFERINGS COMMITTEE
The Securities Offerings Committee consists of Thomas A. James, Paul C. Reilly and Susan N. Story, with Robert P. Saltzman and Francis S. Godbold as alternate members. This committee, which met once in fiscal 2016, has authority to approve the terms of securities offered under our shelf registration statement filed with the SEC. It does not have a separate charter.

DIRECTOR COMPENSATION
Directors who are Raymond James employees do not receive compensation for their services as directors. The CGN&C Committee reviews and determines the compensation paid to non-executive directors at least every three years. We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board of Directors and committee meetings.
In November 2014, the CGN&C Committee determined that, effective immediately, fees for non-executive directors should be as described below. In November 2016, the CGN&C Committee increased the additional annual cash fee for the Audit and Risk Committee chair from $20,000 to $50,000. (All annual cash fees are paid in quarterly installments in arrears for the period of service between regularly scheduled Board meetings.)

•	Annual Retainer — Annual cash retainer of $90,000

•	Meeting Attendance Fees — No meeting attendance fees

•	Shares Fee — Annual award of restricted stock units with a value of $125,000, which units will vest in full on the first anniversary of the grant

•	Lead Director Fee — An additional annual cash fee of $25,000

•	Audit and Risk Committee Chair — An additional annual cash fee of $50,000

•	Corporate Governance, Nominating and Compensation Committee Chair — An additional annual cash fee of $15,000
We have also entered into indemnification agreements with each of our non-executive directors, which provide for indemnification, to the fullest extent permitted by applicable law, with respect to all expenses and claims that a director incurs in connection with any event or occurrence related to the fact that the director was serving as a director, officer, fiduciary, employee, agent or advisor of Raymond James or any of our affiliates. Pursuant to the agreements, directors may also obtain advancement of certain expenses in connection with indemnified claims. (A copy of the form of indemnification agreement is an exhibit to our Annual Report on Form 10-K, as filed with the SEC.)
Stock Ownership Policy for Non-Executive Directors
In February 2015, we adopted a revised Board and Executive Officer Stock Ownership Policy that requires our non-executive directors to attain certain levels of ownership by the fifth annual directors meeting after their joining our Board. The policy requires non-executive directors to own shares of at least five times the value of their annual cash retainer. For this purpose, shares held are valued at the weighted average of the closing prices on the NYSE on the date of each separate acquisition, and compliance with the policy is tested annually. Shares that count toward satisfaction of the requirement consist of shares directly or indirectly owned, shares jointly owned with immediate family members, shares owned indirectly through a retirement plan, and restricted stock and time-vesting RSUs during the vesting period. Until the required ownership level is achieved, each non-executive director must retain 100% of the net shares (after any deductions from the vesting award for exercise price or taxes) obtained through the company’s share incentive plans.

The following table shows, as of September 30, 2016, the status of our non-executive directors meeting the requirements of the policy.

Name	Year Service Commenced	Shares of Stock Held (#)	Restricted Stock Units Held (#)	Total Shares Held (#)	Share Ownership Goal Met(1)
Charles G. von Arentschildt	2015	1,086	2,849	3,935	—
Shelley G. Broader	2008	13,008	6,049	19,057	✓
Jeffrey N. Edwards	2014	4,208	4,849	9,057	—
Benjamin C. Esty	2014	3,508	4,849	8,357	—
Gordon L. Johnson	2010	8,058	6,949	15,007	✓
Roderick C. McGeary	2015	—	3,397	3,397	—
Robert P. Saltzman	2007	15,508	6,049	21,557	✓
Susan N. Story	2008	15,865	6,049	21,914	✓
________________

(1)
Based on our current compensation practices, it is anticipated that Messrs. von Arentschildt, Edwards, Esty and McGeary will attain their share ownership goal within the time period prescribed by the policy.

Director Compensation Table for 2016
The following table sets forth the compensation paid to our non-executive directors for services during fiscal year 2016.

Name (1)	Fees Paid in Cash ($)(2)		Stock Awards ($)(3)		All Other Compensation ($) (4)	Total ($)
Charles G. von Arentschildt	$90,000		$124,986		$1,140	$216,126
Shelley G. Broader	$90,000		$124,986		$7,808	$222,794
Jeffrey N. Edwards	$90,000		$124,986		$4,740	$219,726
Benjamin C. Esty	$110,000		$124,986		$4,740	$239,726
Gordon L. Johnson	$128,000	(5)	$138,147	(6)	$8,810	$274,957
Roderick C. McGeary (7)	$67,500		$156,200	(8)	$1,468	$225,168
Robert P. Saltzman	$105,000		$124,986		$7,808	$237,794
Hardwick Simmons (9)	$57,500		$—		$8,040	$65,540
Susan N. Story	$102,500		$124,986		$7,808	$235,294
________________

(1)
Mr. Godbold, our Vice Chairman, is an employee who does not receive any additional compensation for services as a director. Please see the section below entitled "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for information regarding his compensation as an employee.

(2)	Includes the annual retainer and, as applicable, Lead Director and committee chair fees.

(3)
The amounts shown in this column represent the aggregate grant date fair value of restricted stock units (‘‘RSUs’’) granted to our directors who are not Named Executive Officers in fiscal year 2016. With the exception of the RSUs Mr. McGeary received when he was elected to the board (see footnote 8 below for more information), the grant date fair value per share of the RSUs granted to each of the directors in fiscal year 2016 under Accounting Standards Codification (ASC) Topic 718 (‘‘ASC Topic 718’’) was $43.87. Awards vest on the first anniversary of the grant.

(4)	All other compensation represents accrued dividend equivalents on unvested restricted stock units as of September 30, 2016.

(5)	The fees paid in cash to Mr. Johnson include $38,000 fees paid to him by RJ Bank as a director of RJ Bank.

(6)	Includes 300 RSUs awarded to Mr. Johnson for services provided as a director of RJ Bank.

(7)	Mr. McGeary was elected to the Board on November 19, 2015.

(8)	Includes 548 RSUs Mr. McGeary received when he was elected to the board in November 2015. The grant date fair value per share of those RSUs was $56.96.

(9)	Mr Simmons' term ended on February 18, 2016.

The aggregate number of share awards outstanding, as of September 30, 2016, for each of our non-executive directors was as follows:

Name	Restricted Stock Units Outstanding (#)
Charles G. von Arentschildt	2,849
Shelley G. Broader	6,049
Jeffrey N. Edwards	4,849
Benjamin C. Esty	4,849
Gordon L. Johnson	6,949
Roderick C. McGeary	3,397
Robert P. Saltzman	6,049
Hardwick Simmons	3,600
Susan N. Story	6,049

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
The following table sets forth the shares beneficially owned as of December 15, 2016 by each shareholder known to us to beneficially own more than five percent (5%) of the company’s outstanding shares. The percentage of ownership indicated in the following table is based on 143,318,538 shares outstanding as of December 15, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Thomas A. James, Executive Chairman, Director,
880 Carillon Parkway, St. Petersburg, FL 33716	14,713,575		10.27%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10022	9,750,265	(2)	6.80%
The Vanguard Group, Inc., 100 Vanguard Boulevard,
Malvern, PA 19355	8,971,315	(3)	6.26%
________________

(1)	Except as described otherwise in the footnotes to this table, each beneficial owner in the table has sole voting and investment power with regard to the shares beneficially owned by such owner.

(2)
On January 27, 2016, BlackRock, Inc., on behalf of itself and certain of its affiliates (collectively, ‘‘BlackRock’’) filed a Schedule 13G/A with the SEC indicating that BlackRock had sole voting power with respect to 8,977,158 shares, and sole dispositive power with respect to 9,750,265 shares, of our common stock.

(3)
On February 10, 2016, The Vanguard Group, Inc., on behalf of itself and certain of its affiliates (collectively, "Vanguard") filed a Schedule 13G/A with the SEC indicating that Vanguard had sole voting power with respect to 117,968 shares, shared voting power with respect to 12,100 shares, sole dispositive power with respect to 8,833,633 shares, and shared dispositive power with respect to 137,682 shares, of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT
The following table lists the shares of common stock beneficially owned as of December 15, 2016 by (1) each director and director nominee, (2) each executive officer named in the Summary Compensation Table below, and (3) all current directors, director nominees and executive officers as a group. The percentage of ownership indicated in the following table is based on 143,318,538 of the company’s shares outstanding on December 15, 2016.
Beneficial ownership reported in the below table has been determined according to SEC regulations and includes shares that may be acquired within 60 days after December 15, 2016, upon the exercise of outstanding stock options and the vesting of restricted stock units. Unless otherwise indicated, all directors, director nominees and executive officers have sole voting and investment power with respect to the shares shown. Except as indicated, no shares are pledged as security. As of December 15, 2016, no individual director, director nominee or named executive officer other than Thomas A. James, our Executive Chairman, owned beneficially 1% or more of our shares, and our directors, director nominees and executive officers as a group owned approximately 11.18% of our outstanding shares.

Name	Common Stock Beneficially Owned
	Owned Shares		Number of Shares Subject to Exercisable Stock Options	Number of Shares Subject to Vesting of Restricted Stock Units	Total Number of Beneficially Owned Shares	Percent of Class
Thomas A. James	14,713,575	(1)(2)	—	—	14,713,575	10.27%
Charles G. von Arentschildt	1,086		—	—	1,086	*
Shelley G. Broader	13,008		—	—	13,008	*
John C. Carson, Jr.	52,980	(2)	—	—	52,980	*
Jeffrey N. Edwards	4,208		—	—	4,208	*
Benjamin C. Esty	3,508		—	—	3,508	*
Francis S. Godbold	200,563	(2)	—	—	200,563	*
Gordon L. Johnson	8,058		—	—	8,058	*
Jeffrey P. Julien	85,243	(2)(3)	18,900	—	104,143	*
Roderick C. McGeary	548		—	—	548	*
Paul C. Reilly	138,009	(2)	10,000	—	148,009	*
Robert P. Saltzman	15,508		—	—	15,508	*
Susan N. Story	15,865		—	—	15,865	*
Dennis W. Zank	199,345	(2)	11,310	—	210,655	*
All Directors and Executive Officers as a Group (24 persons)	15,879,203	(2)	168,576	—	16,047,779	11.18%
__________________

*	Less than 1%.

(1)
Includes 1,325,508 shares held by the Robert A. James Irrevocable Trust, for which Thomas A. James serves as trustee, and which has as beneficiaries other James family members. Thomas A. James disclaims any beneficial ownership interest in this trust. Includes 48,087 shares held by Thomas A. James’ spouse.

(2)	Includes shares credited to Employee Stock Ownership Plan accounts.

(3)	Includes 3,740 shares held by Mr. Julien’s spouse.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
This section of our Proxy Statement presents a discussion and analysis of the philosophy and objectives of our Board’s Corporate Governance, Nominating and Compensation Committee (referred to in this section as the “Committee”) in designing and implementing compensation programs for our executive officers. This section describes the 2016 compensation determinations relating to our chief executive officer, chief financial officer, and our next three most highly compensated executive officers (referred to as our “named executive officers” or “NEOs”). Our named executive officers for 2016 were:

•	Paul C. Reilly, Chief Executive Officer

•	Jeffrey P. Julien, Executive Vice President — Finance, Chief Financial Officer and Treasurer

•	John C. Carson, Jr., President

•	Thomas A. James, Executive Chairman

•	Dennis W. Zank, Chief Operating Officer
We seek to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executive officers and ensure that their individual interests are aligned with those of our shareholders. Our goal is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our executive officers’ total compensation is comprised of a mix of base salary, annual incentive bonus (which includes both cash and time- and performance-based vesting restricted stock unit awards), grants of retention restricted stock units, and retirement plan contributions. The Committee does not utilize formulaic financial performance goals or targets in awarding compensation. Rather, the Committee reviews company and individual performance each year, and then applies its discretion in determining the appropriate amounts of compensation for the fiscal year, based on a variety of factors, both objective and subjective.
Fiscal 2016 Company Performance Highlights

Financial Performance.   Our company generated satisfactory financial results in fiscal 2016. We achieved record annual net revenues of $5.40 billion and record net income of $529.4 million, or $3.65 per diluted share. Excluding $40.7 million of acquisition-related expenses, adjusted net income was $556.3 million,(1) or $3.84 per diluted share.(1) Our other financial accomplishments during the year included:

•	Net revenues increased 4% and diluted earnings per share increased 6% compared to fiscal 2015,

•	Adjusted for the aforementioned acquisition-related expenses, adjusted net income per diluted share of $3.84(1) increased 12% compared to earnings per diluted share of $3.43 in fiscal 2015,

•
Our return on equity for the fiscal year was 11.3%, or 11.8%(1) on an adjusted basis, which is a satisfactory result given the challenging market environment during the first half of the fiscal year and our prudent capital position throughout fiscal 2016,

•	The ratio of the firm’s total capital to risk-weighted assets remained above 20% throughout the year, well above regulatory requirements, and

•	The firm maintained conservative levels of liquidity throughout the year, bolstered by the July 2016 senior notes issuance totaling $800 million, which was executed at favorable terms.

The firm’s satisfactory performance in fiscal 2016 was driven by record annual net revenues in all of our core segments, record annual pre-tax income in the Capital Market segment and Raymond James Bank, and the second best year of pre-tax income for the Private Client Group and Asset Management segments.

•
Private Client Group - Record net revenues of $3.62 billion increased 3% during the year and pre-tax income of $340.6 million was only $1.7 million lower than the record achieved in fiscal 2015. Record net revenues were driven by strong growth in assets in fee-based accounts and a significant net increase in the number of financial advisors to a record 7,146, which was driven by superb financial advisor recruiting and retention results as well as the acquisitions of Deutsche Bank Wealth Management’s US Private Client Services Unit (re-branded as “Alex. Brown,” a division of Raymond James) and MacDougall, MacDougall & MacTier, Inc. (“3Macs”). Private Client Group assets under administration ended the fiscal year at a record $574.1 billion, representing 27% growth over September 30, 2015. Despite elevated legal and regulatory expenses during the year, the increase in revenues coupled with disciplined management of discretionary expenses helped the Private Client Group segment generate its second best year of pre-tax income.

•
Capital Markets - Record net revenues of $999.9 million increased 4% and record pre-tax income of $139.2 million increased a substantial 30% over fiscal 2015. Record results in the Fixed Income division and RJ Tax Credit Funds helped the Capital Markets segment deliver record results, despite a market-driven decline in revenues from equity underwritings.

•
Asset Management - Record net revenues of $404.3 million increased 3% during the year and pre-tax income of $132.2 million was only $2.9 million lower than the record achieved in fiscal 2015. Record net revenues were driven by growth in financial assets under management, which reached a record $77.0 billion at the end of the fiscal year. The 18% annual growth in financial assets under management was mostly attributable to strong net inflows in managed fee-based accounts in the Private Client Group, market appreciation and the acquisition of Alex. Brown, which more than offset net institutional outflows in Eagle Asset Management during the year.

•
Raymond James Bank - Record net revenues of $494.0 million increased 19% and record pre-tax income of $337.3 million increased 21% over fiscal 2015. Record results were driven by robust loan growth, helped by diversification of the loan portfolio from clients in the Private Client Group segment and Public Finance division, which mitigated the deceleration of C&I growth. Net loans at Raymond James Bank finished the year at a record $15.2 billion, reflecting 17% growth for the year. Despite diversification outside the higher-yielding

C&I portfolio, the increase in short-term interest rates in December 2015 helped the Bank’s net interest margin remain relatively stable on a year-over-year basis.

Strategic Execution.   In addition to satisfactory financial results, the firm successfully executed several strategic initiatives during fiscal 2016. In the Private Client Group segment, in addition to excellent organic growth of financial advisors, the acquisition of Alex. Brown significantly expanded the Private Client Group footprint in selected U.S. geographies, particularly in the Northeast, and the acquisition of 3Macs significantly expanded our market share in Canada. The Capital Markets segment broadened and strengthened its platform with key hires as well as the acquisition of Mummert & Company to enhance our cross-border M&A capabilities. In the Asset Management segment, we continued to increase the utilization of both managed and non-managed fee based accounts by our Private Client Group clients. Raymond James Bank continued to utilize its lending solutions to better serve clients in the Private Client Group and Capital Markets segments. Finally, we continued investing heavily in technology to strengthen our relationships with our advisors and clients and to remain compliant with regulatory requirements. Most importantly, we successfully implemented these strategic initiatives while maintaining our unique, client-focused culture.
________________

(1)
Adjusted net income, adjusted net income per diluted share, and adjusted return on equity are non-GAAP measures. Please refer to page 40 of our Annual Report on Form 10-K for the fiscal year ending September 30, 2016, filed with the SEC on November 22, 2016, for reconciliations of these measures to the most directly comparable GAAP measures and other required disclosures.

Summary of Compensation Decisions for 2016
After assessing the company’s financial and strategic performance for fiscal 2016, and after further evaluating the individual performance of our named executive officers, the Committee exercised its discretion to award total annual direct compensation for 2016 to our NEOs as set forth in the following table. For purposes of this table, ‘‘total annual direct compensation’’ means the sum of (i) salary for the fiscal year indicated, (ii) the annual bonus (both cash and equity components) and (iii) retention RSUs earned during such fiscal year but awarded in the subsequent fiscal year.

Total Annual Direct Compensation
Named Executive Officer	Fiscal 2016	Fiscal 2015	Percentage Increase/(Decrease)
Paul C. Reilly	$8,414,400	$7,768,000	8.32%
Jeffrey P. Julien	$2,689,700	$2,415,250	11.36%
John C. Carson, Jr.	$3,559,700	$3,186,500	11.71%
Thomas A. James	$2,950,000	$2,950,000	—%
Dennis W. Zank	$3,689,700	$3,416,500	8.00%
This table depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation herein differs substantially from the Summary Compensation Table (‘‘SCT’’) on page 39 that is required by SEC rules. This table is not a substitute for the information presented in the SCT. Among other differences, the table above includes equity awards in the column for the fiscal year they were earned, rather than the year in which the grant date occurred. Please see the note on page 32 for further important information on the differences between this presentation and the SCT.
While it considers numerous factors with respect to company and individual performance during the year, as well as certain market data regarding compensation levels for particular comparable industry positions, the Committee does not attempt to rank or assign relative weight to any particular factor. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but rather applies its independent discretion in considering them in their entirety. Although the Committee did not ‘‘benchmark’’ compensation against the compensation practices of a peer group, it did engage an outside compensation consultant, Pay Governance LLC, to provide certain market data in connection with its 2016 compensation determinations for certain of our executive officers, including our chief executive officer. The Committee uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay.
For 2016, the Committee continued its use of two of the the three peer groups established in the prior year:

•
A “corporate” peer group that was considered in reference to compensation decisions for Messrs. Reilly, Julien and Zank (our chief executive officer, chief financial officer and chief operations officer, respectively), which included compensation information for similar positions in companies of comparable size to Raymond James (“Corporate Peers”), and

•
A separate peer group that was considered in reference to compensation decisions for Mr. Carson (our President, Fixed Income and Public Markets), which included compensation information for similar positions in companies of size and complexity comparable to this business unit within Raymond James (“Fixed Income Peers”).

The following table lists the companies that make up each of these peer groups:

Corporate Peers	Fixed Income Peers
Ameriprise Financial Inc.	Fifth Third Bank
Charles Schwab Corp.	First Tennessee/First Horizon
Comerica	Stifel
E Trade Financial Corp.	Piper Jaffray
Edward Jones	Robert W Baird
Franklin Resources Inc.	Vining Sparks
Invesco Ltd.	PNC
Lazard Ltd.	SunTrust
Legg Mason, Inc.	Wells Fargo
Leucadia National Corp (Jeffries)
LPL Financial Holdings Inc.
Northern Trust Corp.
Robert W. Baird
State Street Corp.
Stifel Financial Corp.
T. Rowe Price Group Inc.
TD Ameritrade Holding Corp.
The Committee did not review market data in connection with its 2016 compensation determinations for our executive chairman.

Elements of Compensation
The Committee seeks to utilize a balanced mix of compensation elements to achieve its goals, with total compensation for our executive officers heavily weighted towards variable elements that reward performance. The following table describes each component of our executive compensation program, how it is determined, and the purpose or purposes we believe it accomplishes.

Compensation Type	Pay Element		How It Is Determined		What It Does
Fixed		Base Salary	➢	Varies with experience, duties and scope of responsibility	➢	Provides a base level of fixed pay
			➢	Internal and external market factors
			➢	Reviewed annually and adjusted effective at the beginning of each calendar year
Variable		Annual Bonus — Cash	➢	Based upon company’s annual financial results and progress against strategic objectives	➢	Provides a competitive annual incentive opportunity
			➢	Funded from a pool not to exceed 6% of consolidated pre-tax income, with no individual bonus to exceed 3%
			➢	If annual bonus exceeds $275,000, a portion is delivered in the form of equity awards − see below
Variable		Annual Bonus — Equity	➢	If annual bonus exceeds $275,000, a variable portion of the amount above $250,000 is delivered in the form of restricted stock units (‘‘RSUs’’)	➢	Aligns executive with shareholder interests
			➢	Equity proportion increases with size of bonus	➢	Encourages retention by vesting at end of 3-year period
			➢	One-half of RSUs vest on 3rd anniversary of grant
			➢	One-half of RSUs vest on 3rd anniversary of grant conditional on company performance - applies to grants since fiscal 2012
			➢	Performance vesting requires company to attain defined adjusted average after-tax return on equity (‘‘ROE’’) levels over the vesting period	➢	Performance vesting awards depend on company’s achievement of ROE thresholds, thus further aligning executive with shareholder interests
			➢	Vesting formula ranges between 0% of award for ROE <5% to 150% of award for ROE ≥ 17% (ROE of 6% and 18%, respectively, for awards prior to fiscal 2015)
Variable		Retention Awards - RSUs	➢	Annual RSU grants to executives are based on retention needs	➢	Aligns executive with shareholder interests
			➢	Grant amounts tend to be based on executive level	➢	Encourages retention by vesting 60% on 3rd anniversary, and 20% on each of 4th and 5th anniversaries of grant date

Variable		Retirement Plan Contributions —
	●	Profit Sharing Plan	➢	Contributions to Profit Sharing, ESOP and LTIP determined annually based on company performance	➢	Profit Sharing, ESOP and LTIP align executive with shareholder interests since they are funded based on company financial results
	●	Employee Stock Ownership Plan (‘‘ESOP’’)	➢	Profit Sharing and ESOP are company-funded qualified retirement plans covering all associates
	●	Long Term Incentive Plan (‘‘LTIP’’)	➢	LTIP is a non-qualified, company-funded retention plan for highly compensated employees which relates to earnings in excess of qualified plan compensation limits	➢	LTIP encourages retention by vesting at end of five-year period
	●	401(k) Plan	➢	Modest matching of employee contributions into 401(k) Plan	➢	401(k) facilitates tax-advantaged retirement savings

Changes to our Compensation Practices for 2016
We made no changes to our compensation practices during 2016.
Our Compensation Practices
We describe below certain of our executive compensation practices that we believe serve to align our executives’ pay with company performance and their individual performance, promote good corporate governance, and serve our shareholders’ long-term interests. Following this information is a list of certain disfavored compensation practices that we avoid.
What We Do
☑ Pay for performance. We award annual variable compensation based on the performance of the company and the individual. The great majority of our executive officers’ compensation is variable and not guaranteed. Base salaries for our named executive officers constitute — on average — approximately 9% of their total annual compensation.
☑ Use deferred compensation. Variable compensation for our executive officers also includes a deferred component, in that a portion of annual bonuses (‘‘stock bonus awards’’) is delivered in the form of restricted stock units (‘‘RSUs’’).
☑ Performance-based equity awards. The vesting of fifty percent (50%) of the RSUs awarded to our executive officers as stock bonus awards is tied to the achievement of defined adjusted average after-tax return on equity levels over a three-year measurement period. For more information regarding equity awards, see the section below entitled ‘‘Compensation Framework — Policies and Process.’’
☑ Long vesting periods. Both the time-vesting and performance-vesting portions of our stock bonus awards generally vest on a cliff basis three years after the grant date. Both our outstanding legacy stock options and the retention RSUs with which we have replaced them generally vest 60% on the 3rd anniversary, and 20% on each of the 4th and 5th anniversaries, of their grant dates. In addition, each award under our LTIP, a non-qualified, company-funded retention plan for highly compensated employees, vests only at the end of a five-year period.
☑ ‘‘Clawback’’ policy. We maintain a robust compensation recoupment (or ‘‘clawback’’) policy, which permits the company to recover compensation in the event of financial restatement, inaccurate performance measures and serious misconduct or materially imprudent judgment that results in material financial or reputational harm to the company.
☑ Stock ownership guidelines. We maintain stock ownership requirements for our executive officers, creating a further link between management interests, company performance and shareholder value. All of our named executive officers have exceeded the ownership requirements.
☑ ‘‘Double triggers.’’ Our award agreements for RSUs issued since 2010 generally maintain the requirement of ‘‘double triggers’’ on the accelerated vesting of awards in the event of a change in control, meaning that an executive must actually be terminated following the change in control before vesting will be accelerated.
☑ Modest perquisites. We provide very modest perquisites that provide a sound benefit to the company’s business.
What We Don’t Do
☒ No long-term employment agreements. Our executive officers, including our named executive officers, are employed by us on an ‘‘at will’’ basis. Of our executive officers, only Messrs. James and Reilly are party to a separate employment agreement, and each such agreement confirms the "at will" status of their employment.

☒ No dividends on unearned performance-based awards. We do not pay dividends or dividend equivalents on performance-based awards during the vesting period. Rather, dividends are deferred and will be paid based on performance achieved, with no premiums.
☒ No ‘‘gross ups.’’ We do not generally provide excise tax ‘‘gross ups,’’ other than in the case of certain relocation expenses, consistent with our relocation policy.
☒ No short selling or use of derivatives. Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock.
☒ No pledging by insiders. Our directors and executive officers have no shares held in margin accounts or pledged to third parties. The company maintains a policy under which such individuals are prohibited from pledging our common stock, subject to any exception granted for a non-margin pledge upon special application.
☒ No option re-pricing. Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders.
☒ No option backdating or ‘‘spring-loading.’’ We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date.
2016 Compensation Decisions
In November 2016, our chief executive officer, Mr. Reilly, evaluated the individual performance of each executive officer, including the named executive officers, against previously-determined individual goals. After consultation with Mr. James, Mr. Reilly made recommendations to the Committee as to the amounts of annual bonus and retention restricted stock units to be awarded each named executive officer (other than himself). The Committee reviewed and discussed such recommendations, as well as certain market data provided by its compensation consultant, Pay Governance LLC, with respect to the compensation of the named executive officers. Similarly, Mr. James reviewed with the Committee the performance of Mr. Reilly and discussed his recommendations for Mr. Reilly’s compensation. The Committee evaluated the performance of Mr. Reilly and each of our other named executive officers in light of all the above information and approved the compensation of each, as further described below.
Target Compensation for 2016
The Committee sets annual compensation targets for our executive officers. The 2016 compensation targets were based upon historical compensation, financial industry surveys and fiscal 2016 budget projections. The fiscal year 2016 bonus targets were as follows:

Named Executive Officer	2016 Bonus Target
Paul C. Reilly	$7,000,000
Jeffrey P. Julien	$1,900,000
John C. Carson, Jr.	$2,600,000
Thomas A. James	$2,000,000
Dennis W. Zank	$2,600,000
Upon setting the targets, the Committee also stipulated that annual bonuses would be funded from a pool equal to 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.
Individual Performance for 2016
Set forth below is a summary of the material goals and accomplishments for 2016 of each named executive officer, grouped by the areas of focus determined by the Committee at the beginning of the fiscal year, and which the Committee considered in exercising its discretion to award compensation for 2016. The Committee awarded each named executive officer an annual bonus in the amount indicated.

Paul C. Reilly, Chief Executive Officer —	2016 Annual Bonus: $7,250,000
The Committee reviewed Mr. Reilly’s achievements during the course of fiscal 2016, including the facts that, with respect to financial performance: the company achieved record net revenues of $5.4 billion and pre-tax income of $801 million (adjusted pre-tax income: $841.3 million(1)), ending the year with record client assets under administration of nearly $605 billion; the company achieved a 14.6% pre-tax margin (adjusted pre-tax margin of 15.6%,(1) exceeding the 15% target); all four of the company’s core segments achieved record revenues, and the Capital Markets segment and RJ Bank generated record pre-tax income; the company generated an 11.3% return on equity (adjusted return on equity:11.8%(1)) while maintaining conservative levels of capital and liquidity throughout the fiscal year. In addition, the Committee reviewed Mr. Reilly’s leadership relating to strategic and operational matters, including the successful acquisition and integration of the Alex. Brown, 3Macs and Mummert businesses, which significantly enhanced the company’s strategic positioning in the U.S., Canada and Europe, respectively; the company having an exceptionally strong recruiting year in the Private Client Group segment while keeping regrettable attrition to less than 1%, helping contribute to a net addition of 550 advisors during the fiscal year to reach a record 7,146 advisors; Raymond James Bank growing net loans 17% to a record $15.2 billion; the company improving its liquidity by successfully conducting a senior notes offering of $800 million on attractive terms; the company successfully repurchasing $145 million in shares at favorable prices; significantly advancing compliance efforts in anticipation of effectiveness of the DOL’s Fiduciary Rule; and continuing to invest in succession planning and leadership development for the top professionals at the firm.

Jeffrey P. Julien, Chief Financial Officer —	2016 Annual Bonus: $2,050,000
The Committee reviewed Mr. Julien’s achievements during the course of fiscal 2016, and noted that, with respect to financial performance: the company achieved record net revenues of $5.4 billion and pre-tax income of $801 million (adjusted pre-tax income: $841.3 million(1)); the company generated an 11.3% return on equity (adjusted return on equity: 11.8%(1)) despite difficult markets and elevated legal/regulatory expenses; the company also maintained conservative levels of capital and liquidity throughout the fiscal year; and Raymond James Bank, where Mr. Julien serves as Chairman, generated record net revenues and pre-tax income, net loan growth of 17%, and a return on equity exceeding that of the overall firm. The Committee also noted Mr. Julien’s accomplishments of strategic and operational goals, including that he: materially contributed to the Alex. Brown acquisition and integration, including by effectively transitioning client cash balances; continued improving the Company’s relationships and dialogue with analysts, investors, rating agencies and regulators; led capital and liquidity planning efforts, including a successful $800 million senior notes offering at attractive rates and purchasing $145 million of common stock in open market transactions at favorable prices during the fiscal year; monitored the Company’s key financial metrics to ensure compliance with Board-approved tolerances; and continued as a valued advisor to the Chief Executive Officer.

John C. Carson, Jr., President —	2016 Annual Bonus: $2,900,000
The Committee reviewed Mr. Carson’s achievements during the course of fiscal 2016, and noted that, with respect to financial performance: our Fixed Income businesses performed well under his oversight, exceeding goals for net revenues and pre-tax income; consolidated trading profits increased 57%, supported by strong results in public finance, which continues to expand its geographic presence and gain market share; and he successfully managed productivity and controlled expenses. The Committee also noted the following strategic/operational achievements: he successfully led the company’s

________________
(1) Adjusted pre-tax income, adjusted pre-tax margin, and adjusted return on equity are non-GAAP measures. Please refer to page 40 of our Annual Report on Form 10-K for the fiscal year ending September 30, 2016, filed with the SEC on November 22, 2016, for reconciliations of these measures to the most directly comparable GAAP measures and other required disclosures.

Corporate Development function, overseeing the complex acquisition of Alex. Brown; he continued to develop the succession plan for Fixed Income leadership; and he successfully managed risks in the Fixed Income businesses.

Thomas A. James, Executive Chairman —	2016 Annual Bonus: $2,600,000
The Committee reviewed Mr. James’ achievements during the course of fiscal 2016, noting that, with respect to financial performance: the company generated record net revenues and record net income; all four of the company’s core operating segments generated record revenues; and the firm generated a return on equity of 11.3% (adjusted return on equity: 11.8%(1)), exceeding the 11% target. Additionally, the Committee noted that Mr. James maintained direct management of Raymond James Tax Credit Funds, which attained record revenues and earnings. The Committee also took into account Mr. James’ contributions in effectively facilitating the transition to Susan Story as Lead Director; adding two highly-qualified, independent directors to the Board; helping oversee $145 million of share repurchases as a member of the Securities Repurchase Committee; and assisting with the company’s successful $800 million notes issuance as a member of the Securities Offerings Committee. Mr. James also encouraged the growth of the Private Client Group business by participating in home office visits with prospective financial advisors and high-net-worth clients, as well as attending several conferences and key advisor recognition trips. Mr. James also played an active role on several other firm initiatives, including overseeing the firm’s charitable contributions to help communities across the country and successfully leading the negotiations for the 12-year extension of the Raymond James Stadium naming rights agreement. The Committee further took into account Mr. James’ assistance with risk management and compliance initiatives in his capacity as chair of the company’s Compliance and Standards Committee.

Dennis W. Zank, Chief Operating Officer —	2016 Annual Bonus: $3,000,000
The Committee reviewed Mr. Zank’s achievements during the course of fiscal 2016, and noted that he participated in leading the firm to achieve record net revenues of $5.4 billion and pre-tax income of $801 million (adjusted pre-tax income: $841.3 million); stewarded the Private Client Group segment generating record net revenues of $3.62 billion and pre-tax income of $340.6 million; and led work on expense efficiencies and cost containment measures across multiple businesses. Further, Mr. Zank accomplished the following strategic and/or operational objectives: he continued heavy involvement in the financial advisor recruiting process, leading the Private Client Group to exceptional recruiting results, which helped the Company increase its net advisor count by 550 to a record 7,146 advisors; he continued making strong contributions to financial advisor retention, including leading the successful integration and retention of the Alex. Brown advisors; and he continued to mentor senior leaders and augment succession plans for core business functions within the company.

________________
(1) Adjusted pre-tax income, adjusted pre-tax margin, and adjusted return on equity are non-GAAP measures. Please refer to page 40 of our Annual Report on Form 10-K for the fiscal year ending September 30, 2016, filed with the SEC on November 22, 2016, for reconciliations of these measures to the most directly comparable GAAP measures and other required disclosures.

Annual Direct Compensation for 2016
After assessing the company’s financial and strategic performance for fiscal 2016, and after further evaluating the individual performance of our named executive officers, as described above, the Committee exercised its discretion to award annual direct compensation for 2016 to our NEOs as set forth in the following table.
The table below depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation therein differs substantially from the Summary Compensation Table (‘‘SCT’’) on page 39 that is required by SEC rules. The table below is not a substitute for the information presented in the SCT.
There are two principal differences between the SCT and our Annual Direct Compensation Table:

•
The company grants both the cash and equity components of annual bonus after our earnings for a performance year have been announced. In both the Annual Direct Compensation Table and the SCT, cash incentive compensation granted in fiscal 2017 for fiscal 2016 performance is shown as 2016 compensation. Our presentation below treats equity awards similarly, so that equity awards granted in fiscal 2017 for performance in 2016 are shown as 2016 compensation. The SCT does not follow this treatment, however, and instead reports the value of equity awards in the year in which they are granted, rather than the year in which they were earned. As a result, equity awards granted in fiscal 2017 for 2016 performance are shown in our presentation below as 2016 compensation, but the SCT reports as 2016 compensation the value of equity awards granted in 2016 in respect of 2015 performance.

•	The SCT reports ‘‘All Other Compensation.’’ These amounts are not part of the Committee’s compensation determinations and are not shown in the presentation below.

Name	Year	Annual Direct Compensation
		Salary	Incentive Compensation						Total
			Cash Bonus	Time Vesting Stock Bonus Awards(1)(2)	Performance Vesting Stock Bonus Awards(1)(2)(3)		Time Vesting Stock Retention Awards(2)(4)	Time Vesting Option Awards(5)
Paul C. Reilly	2016	$445,000	$4,575,034	$1,337,519	$1,337,447	(6)	$719,400	$—	$8,414,400
Chief Executive Officer - RJF	2015	$445,000	$4,325,030	$1,212,514	$1,212,456	(7)	$573,000	$—	$7,768,000
	2014	$445,000	$3,450,036	$774,982	$774,982	(8)	$—	$195,192	$5,640,192
Jeffrey P. Julien	2016	$280,000	$1,737,554	$156,259	$156,187	(6)	$359,700	$—	$2,689,700
Executive VP, Finance	2015	$278,750	$1,580,056	$135,001	$134,943	(7)	$286,500	$—	$2,415,250
Chief Financial Officer and Treasurer - RJF	2014	$270,000	$1,500,002	$124,999	$124,999	(8)	$—	$195,192	$2,215,192
John C. Carson, Jr.	2016	$300,000	$2,375,028	$262,486	$262,486	(6)	$359,700	$—	$3,559,700
President-RJF	2015	$300,000	$2,150,016	$225,021	$224,963	(7)	$286,500	$—	$3,186,500
	2014	$300,000	$2,037,521	$206,267	$206,212	(8)	$—	$195,192	$2,945,192
Thomas A. James	2016	$350,000	$2,150,002	$224,999	$224,999	(6)	$—	$—	$2,950,000
Executive Chairman - RJF
Dennis W. Zank	2016	$330,000	$2,450,012	$275,030	$274,958	(6)	$359,700	$—	$3,689,700
Chief Operating Officer	2015	$330,000	$2,300,044	$249,978	$249,978	(7)	$286,500	$—	$3,416,500
- RJF	2014	$327,500	$2,187,543	$231,256	$231,201	(8)	$—	$195,192	$3,172,692
__________________

(1)
Represents the applicable portion of any annual bonus that exceeds $275,000 for each NEO that is delivered in the form of restricted stock units (‘‘RSUs’’). Each RSU vests, if at all, on the third anniversary of the grant date. The proportion delivered in RSUs varies with the size of the annual bonus according to the formula presented on page 36 hereof.

(2)
Each RSU represents a contingent right to receive (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSU that were actually paid during the measurement period.

(3)
Represents 50% of the aggregate number of RSUs delivered as annual bonus, computed as described in footnote (1) to this table. RSUs reported in this column vest, if at all, contingent upon the Company achieving certain defined adjusted average after-tax return on equity (‘‘ROE’’) levels over the 3-year measurement period, in accordance with the formula presented in footnote (14) to the Outstanding Equity Awards at Fiscal Year End for 2016 table.

(4)	Stock retention awards delivered in the form of RSUs. The RSUs vest 60% on the third, and 20% on each of the fourth and fifth anniversaries of the grant date.

(5)	Stock options vest 60% on the third, and 20% on each of the fourth and fifth, anniversaries of the grant date.

(6)
RSUs granted in fiscal year 2017 vest contingent upon the Company achieving ROE over a vesting period consisting of fiscal years 2017 - 2019, as explained in footnote (3) above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2017 for fiscal year 2016 performance: Mr. Reilly $2,006,171, Mr. Julien $234,281, Mr. Carson $393,729, Mr. James $337,499 and Mr. Zank $412,437.

(7)
RSUs granted in fiscal year 2016 vest contingent upon the Company achieving ROE over a vesting period consisting of fiscal years 2016 - 2018, as explained in footnote (3) above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2016 for fiscal year 2015 performance: Mr. Reilly $1,818,683, Mr. Julien $202,415, Mr. Carson $337,445 and Mr. Zank $374,967.

(8)
RSUs granted in fiscal year 2015 vest contingent upon the Company achieving ROE over a vesting period consisting of fiscal years 2015 - 2017, as explained in footnote (3) above. The following amounts represent the maximum value at the grant date of the RSUs granted in fiscal year 2015 for fiscal year 2014 performance: Mr. Reilly $1,162,472, Mr. Julien $187,498, Mr. Carson $309,319 and Mr. Zank $346,802.

Alignment of CEO Compensation with Total Shareholder Return
As noted above, the compensation of our chief executive officer is heavily weighted to variable incentive compensation that is linked to performance, and a significant portion of the annual bonus for our chief executive officer is delivered in the form of restricted stock units. The following graph shows the total shareholder return on $100 invested in the company’s stock on September 30, 2010, compared to total annual direct compensation of our chief executive officer for each year represented. We believe the graph demonstrates that our chief executive officer's total compensation has generally correlated well to total shareholder return over the time periods indicated. (As previously disclosed, in making its 2015 compensation decisions, the Committee had determined that, in light of the company's record performance over recent years, an upward adjustment was appropriate in order to better align our chief executive officer's compensation with that of the companies constituting the Corporate Peers group.)
No Long-Term Employment Agreements for Executive Officers
Our executive officers, including our named executive officers, are employed by us on an ‘‘at will’’ basis. Of our executive officers, only Messrs. James and Reilly are party to a separate employment agreement, and each such agreement confirms the "at will" status of their employment.
Compensation Recoupment Policy
Our Board maintains a Compensation Recoupment Policy that is intended to reduce potential risks associated with our compensation plans, and thus better align the long-term interests of our named executive officers and our shareholders. The policy contains three triggers that could result in “clawback” of compensation: (i) instances of financial statement restatement, (ii) discovery of a materially inaccurate performance measure that resulted in inappropriate award or vesting of incentive compensation, and (iii) serious misconduct or materially imprudent judgment that caused the company material financial or reputational harm. (Incentive compensation is defined to include any compensation other than base salary, and it thus includes cash, shares of stock, restricted shares, restricted stock units and stock options.) The third trigger gives the Committee authority to require forfeiture of the employee’s unvested incentive compensation awards and/or reimbursement of the most recently-received annual bonus. It applies to all executive officers and to any other employee whose annual incentive compensation exceeds 50% of total annual compensation, with the exception of Private Client Group financial advisors and branch managers.
Stock Ownership Policy
The Committee maintains a Directors and Executive Officers Stock Ownership Policy that stipulates the ownership levels that our non-executive directors and executive officers are expected to attain within five years of the policy’s adoption (February 2015).  Under the policy, directors are required to own shares of our common stock with a value equal to five times their annual retainer. Our chief executive officer is required to own shares equal to six times annual salary, while other executive officers must own three times their respective annual salaries. (All calculations are based on the weighted average of the stock’s NYSE closing prices on the date of each grant or other acquisition during the accumulation period.) Shares owned directly or jointly with family members, and indirectly (including shares held in a retirement plan), as well as unvested restricted stock and RSUs, the vesting of which is solely time-based, are counted towards satisfaction of this requirement. Until the applicable ownership level is achieved, each individual is required to retain 100% of the net (after deductions for taxes or option exercise price) shares obtained through the company’s share incentive plans.
Use of Compensation Consultants
The Committee engaged a compensation consultant, Pay Governance LLC, to provide certain market data in connection with its 2016 compensation determinations for our executive officers, including our chief executive officer. The Committee uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends. The market data does not formulaically determine the Committee’s compensation decisions for any particular executive officer. The Committee does not target a particular percentile of the peer groups with respect to total pay packages or any individual component of pay. (For more information, please see the section above entitled "Summary of Compensation Decisions for 2016.")
Consideration of Prior ‘‘Say-on-Pay’’ Vote
We hold an advisory vote of our shareholders on executive compensation annually. At the 2016 annual shareholders meeting, 95.86% of the votes cast were in favor of the advisory proposal to approve our named executive officers’ compensation (the ‘‘Say-on-Pay’’ proposal). We believe that the 2016 vote approving the Say-on-Pay proposal conveyed our shareholders’ strong support of the Committee’s decisions and our existing executive compensation programs. Based on this feedback, the Committee determined to continue our current compensation practices as described herein.
Compensation Framework — Policies and Process
Policies and Goals. The company competes for talent with other large financial services firms throughout the country, and our ability to sustain or improve our position in this highly competitive environment depends substantially on our ability to continue to attract and retain the most qualified employees. Our overall aim is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In support of our recruitment and retention objectives, we structure our incentive awards to include vesting, deferred payment, and cancellation and clawback provisions that protect the company and ensure that the executive’s individual interests are aligned with those of our shareholders. The named executive officers participate on the same basis as other employees in health and welfare, and paid time-off benefits.
Our executive compensation program emphasizes discretionary variable annual performance compensation and long-term incentive compensation, a portion of which will be received by the executive only upon our attainment of specific financial targets. Variable annual performance compensation and long-term incentive compensation are adjusted year-over-year to appropriately reward annual achievement of the company’s financial and strategic objectives. In addition, long-

term incentive compensation serves shareholders’ interests by conditioning vesting upon future performance that executes on the Company’s long-term business strategy. The structure of our compensation program balances the objectives of delivering returns for shareholders and providing appropriate rewards to motivate superior individual performance.
The company delivers a portion of incentive compensation in the form of equity awards to further align employee interests with those of shareholders. The committee believes that linking compensation amounts to performance and delivering annual and long-term incentives partially in the form of deferred equity awards that are affected, up or down, by future return on equity performance, and that are subject to cancellation and clawback over a multi-year period, helps motivate executives to achieve financial and strategic goals within the bounds of the company’s risk tolerance levels. Where an executive officer’s annual bonus exceeds the amount of $275,000, a variable portion of the bonus over $250,000 is delivered in the form of restricted stock units (‘‘RSUs’’). These RSUs vest over a three-year period. The proportion of RSUs increases with the size of the bonus according to the following formula:

Portion of Annual Bonus	Portion in RSUs
$250,000 - $500,000	10%
$500,001 - $1,000,000	15%
$1,000,001 - $2,000,000	20%
$2,000,001 - $3,000,000	25%
Above $3,000,000	50%
One-half of such RSUs vest on the 3rd anniversary of grant. The other half vests on the 3rd anniversary of the grant only if the company attains certain defined adjusted average after-tax return on equity (‘‘ROE’’) levels over the 3-year measurement period. Commencing with grants made in respect of fiscal 2015 performance, the vesting formula is as follows (with results to be interpolated as necessary):

Adjusted 3-Year Average After-Tax ROE	RSU Vesting Percentage
≥17%	150%
14%	125%
11%	100%
8%	75%
5%	50%
<5%	0%
Annual Pay-Setting Process. Following recommendation by our chief executive officer, the Committee sets performance priorities at the beginning of each fiscal year to guide its evaluation of company and individual executive officer performance throughout the year. These performance priorities are a directional assessment made at the beginning of the year, and their attainment or non-attainment does not correspond to any specific compensation decision or amount of compensation. At such time, the Committee also stipulates that annual bonuses will be funded from a pool not to exceed 6% of consolidated pre-tax income, with no individual bonus to exceed 3% of such measure.
Following completion of a fiscal year, our chief executive officer reviews the performance of the company and evaluates the individual performance of each executive officer, including the named executive officers, against previously-determined individual goals. After consultation with our executive chairman, our CEO then makes recommendations to the Committee as to the respective amounts of annual bonus and retention RSU grants to be awarded to each named executive officer (other than himself). Similarly, our executive chairman reviews the performance of the CEO and discusses with the Committee (in the absence of the CEO) his recommendations as to the appropriate amounts of the CEO’s annual bonus and retention RSU grants.
To inform its use of discretion in determining compensation, the Committee evaluates both company and individual performance. The Committee does not utilize formulaic financial performance goals or targets, and performance metrics are not assigned any specific weighting for purposes of determining the compensation awarded to the CEO or other NEOs. Since market conditions — and the macroeconomic environment — strongly affect the financial services industry and can change dramatically during the course of a year, the Committee assesses financial performance at the end of the year in light of the most recent facts and circumstances. No single financial or performance metric controls compensation decisions. Rather, such data are used to help the Committee better understand company and individual performance. After evaluating the performance of our CEO and each of our other named executive officers for the relevant fiscal year, the Committee applies its discretion to determine the compensation for each.
Effect of Section 162(m). In determining compensation for the named executive officers, the Committee considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public corporations for compensation greater than $1 million paid per fiscal year to each of the corporation’s ‘‘covered employees’’ (generally, the chief executive officer and the next three most highly compensated executive officers as of the end of any fiscal year). However, compensation which qualifies as ‘‘performance-based’’ is excluded from the $1 million per executive officer limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the company’s shareholders.
As part of our compensation program for executive officers, the company maintains the Amended and Restated 2012 Stock Incentive Plan (‘‘2012 Plan’’). The 2012 Plan provides for annual performance-based awards to eligible employees. For each executive officer, the Committee determines on an annual basis an award maximum under the 2012 Plan. Award maximums are expressed as a percentage of consolidated pre-tax income — an objectively determined performance criteria that is intended to qualify for the performance-based exemption to the $1 million deduction limit under Section 162(m). Award maximums pertain to the cumulative value of an executive officer’s annual variable compensation — consisting of the annual bonus (including a portion delivered in the form of RSUs) and retention RSU award. We believe that the annual bonuses and retention RSUs awarded to the NEOs constituted performance-based compensation and should therefore be deductible by the company for U.S. federal income tax purposes. While our policy, in general, is to maximize the tax deductibility of compensation paid to executive officers covered under Section 162(m), the Committee nevertheless may authorize awards or payments that might not be tax deductible if it believes they are in the best interests of the company and its shareholders. In the event the Committee determines to grant additional compensation that is not performance-based compensation to an executive subject to the provisions of Section 162(m), the additional compensation will be subject to the $1 million deduction limitation.
Compensation and Risk. The Board, with the assistance of the Committee, has evaluated our compensation policies and practices for all employees. Specifically, the Board undertook the following, in-depth review of incentive programs in 2016:

•
At the direction of the Committee, an independent compensation consultant partnered with our Enterprise Risk Management and Human Resources functions to conduct an independent assessment of the material incentive compensation plans across the organization.

•
This process began with an objective evaluation of job functions, assessing the level of risk influence across six specific categories: credit, liquidity, market, operational, legal & compliance and reputational.

•
Incentive plans for job functions that were identified as having the potential to expose the company to the highest level of risk were further reviewed across a consistent framework to identify potential operational plan risks of the incentive design.

•
The incentive design evaluation focused on key elements of the plan design, including: (i) performance measures, (ii) funding, (iii) performance period and pay mix, (iv) goal setting, (v) leverage, and (vi) controls and processes.

Additionally, the review noted that the mandatory deferral (a portion of bonus amounts exceeding $275,000 are delivered in a mix of time and - in the case of executive officers - performance vesting equity awards), robust share ownership guidelines, compensation recoupment policy and prohibition on hedging by executives further mitigate risk in our compensation plans.

The review concluded that none of the company’s formulaic incentive plans were likely to motivate behavior that would result in material adverse impact to the company. The potential risks identified through the process were determined to be effectively mitigated through established risk controls, leadership oversight, and the culture of proactive risk management.
In light of the above, our Board continues to conclude that our compensation policies in general, and our incentive programs in particular, remain well aligned with the interests of our shareholders and do not create risks that are reasonably likely to result in a material adverse effect on the Company.

2016 COMPENSATION TABLES
Summary Compensation Table for Fiscal 2016
The following table sets forth information about compensation earned by our named executive officers during fiscal 2014, 2015 and 2016 in accordance with SEC rules. The information presented below may be different from compensation information presented in this Proxy Statement under the caption ‘‘Compensation Discussion and Analysis,’’ since that section describes compensation decisions made in respect of the indicated fiscal year, regardless of when the compensation was actually paid or granted. For an explanation of the principal differences between the presentation in the Compensation Discussion and Analysis and the table below, please see the note on page 32.

Name	Year	Salary	Bonus (1)	Stock Awards(2)		Option Awards(2)	All Other Compensation(3)	Total
Paul C. Reilly	2016	$445,000	$4,575,034	$2,997,970	(4)	$—	$231,809	$8,249,813
Chief Executive Officer - RJF	2015	$445,000	$4,325,030	$1,549,964		$195,192	$107,119	$6,622,305
	2014	$445,000	$3,450,036	$1,781,975		$206,564	$125,094	$6,008,669
Jeffrey P. Julien	2016	$280,000	$1,737,554	$556,444	(5)	$—	$119,197	$2,693,195
Executive VP, Finance	2015	$278,750	$1,580,056	$249,998		$195,192	$57,256	$2,361,252
Chief Financial Officer and Treasurer - RJF	2014	$270,000	$1,500,002	$219,976		$206,564	$85,979	$2,282,521
John C. Carson, Jr.	2016	$300,000	$2,375,028	$736,484	(6)	$—	$103,928	$3,515,440
President - RJF	2015	$300,000	$2,150,016	$412,479		$195,192	$72,452	$3,130,139
	2014	$300,000	$2,037,521	$474,969		$—	$83,857	$2,896,347
Thomas A. James	2016	$350,000	$2,150,002	$449,984	(7)	$—	$133,504	$3,083,490
Executive Chairman - RJF
Dennis W. Zank	2016	$330,000	$2,450,012	$786,456	(8)	$—	$129,789	$3,696,257
Chief Operating Officer - RJF	2015	$330,000	$2,300,044	$462,457		$195,192	$75,031	$3,362,724
	2014	$327,500	$2,187,543	$400,000		$206,564	$93,336	$3,214,943
__________________

(1)	The amounts disclosed in the Bonus column represent the annual cash bonus, as described in the CD&A, awarded to the Named Executive Officers.

(2)
The amounts shown in the Stock Awards and Option Awards columns represent the grant date fair value of equity awards granted to the Named Executive Officers in the fiscal year shown. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 24 to our financial statements in our Annual Report on Form 10-K for the year ended September 30, 2016. For more information, see the Grants of Plan Based Awards for Fiscal 2016 table below.

(3)	See the All Other Compensation table below for a breakdown of these amounts.

(4)	Includes 30,891 RSUs that are time-vesting and 20,890 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Reilly is $1,818,683.

(5)	Includes 7,326 RSUs that are time-vesting and 2,325 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Julien is $202,415.

(6)	Includes 8,877 RSUs that are time-vesting and 3,876 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Carson is $337,445.

(7)	Includes 3,877 RSUs that are time-vesting and 3,876 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. James is $337,445.

(8)	Includes 9,307 RSUs that are time-vesting and 4,307 RSUs that are performance vesting awards. The maximum value at the grant date of the performance vesting RSUs for Mr. Zank is $374,967.

All Other Compensation Table for Fiscal 2016
The following table sets forth more detailed information concerning the items included in the ‘‘All Other Compensation’’ column of the Summary Compensation Table above.

	Employee Stock Ownership Plan Contribution	Profit Sharing Contribution	401(k) Company Match	Deferred Compensation Plan Contribution(a)	Deferred Compensation Plan Gain(a)	Accrued Dividends (b)	Commissions	Perquisites		Total All Other Compensation
Paul C. Reilly	$4,903	$12,171	$1,000	$38,700	$22,796	$139,912	$—	$12,327	(c)	$231,809
Jeffrey P. Julien	$4,903	$13,894	$1,000	$38,700	$40,105	$20,595	$—	$—		$119,197
John C. Carson, Jr.	$4,903	$13,165	$1,000	$38,700	$9,608	$36,552	$—	$—		$103,928
Thomas A. James	$4,903	$15,087	$—	$38,700	$23,103	$26,264	$13,934	$11,513	(d)	$133,504
Dennis W. Zank	$4,903	$14,225	$1,000	$38,700	$22,868	$35,280	$12,813	$—		$129,789
___________________

(a)	See Nonqualified Deferred Compensation table for more information.

(b)	Includes accrued dividend equivalents on unvested restricted stock units as of September 30, 2016.

(c)
Includes company-paid travel, hotel and meal related expenses for guest or spouse in conjunction with a company-sponsored off-site business meeting. Company-paid travel expenses include approximately $8,500 in airfare ticket costs.

(d)
Includes company-paid travel, hotel and meal expenses for spouse in conjunction with company-sponsored off-site business meetings and tickets to sporting events. Company-paid travel expenses include approximately $6,000 in airfare ticket costs. Company-paid sporting events include approximately $3,600 in cost.

Grants of Plan Based Awards for Fiscal 2016
The following table contains information concerning plan-based awards granted to each of the named executive officers during fiscal 2016.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Units(2)		Grant Date Fair Value Value of Stock and Option Awards ($)(6)
		Threshold(3)	Target(4)	Maximum(5)
Paul C. Reilly	12/15/2015	10,445	20,890	31,335			$1,212,456
	12/15/2015				20,891	(7)	$1,212,514
	11/18/2015				10,000	(8)	$573,000
Jeffrey P. Julien	12/15/2015	1,163	2,325	3,488			$134,943
	12/15/2015				2,326	(7)	$135,001
	11/18/2015				5,000	(8)	$286,500
John C. Carson, Jr.	12/15/2015	1,938	3,876	5,814			$224,963
	12/15/2015				3,877	(7)	$225,021
	11/18/2015				5,000	(8)	$286,500
Thomas A. James	12/15/2015	1,938	3,876	5,814			$224,963
	12/15/2015				3,877	(7)	$225,021
Dennis W. Zank	12/15/2015	2,154	4,307	6,461			$249,978
	12/15/2015				4,307	(7)	$249,978
	11/18/2015				5,000	(8)	$286,500
___________________

(1)
The ‘‘Estimated Future Payouts Under Equity Incentive Plan Awards’’ columns represent the minimum, target and maximum number of shares that could be received by each listed officer upon the vesting of RSUs, excluding dividend equivalents. RSUs vest based on the Company’s adjusted three-year average after-tax return on equity for fiscal years 2016, 2017 and 2018. See footnote (14) to the Outstanding Equity Awards at Fiscal Year End for 2016 table hereof for more information.

(2)
Each RSU represents a contingent right to receive (i) one share of common stock and (ii) non-preferential dividend equivalents equal to the sum of any dividends on the shares of common stock underlying the RSUs that were actually paid during the measurement period.

(3)	Threshold is 50 percent of awarded RSUs if the adjusted three-year average after-tax return on equity is at least equal to 5 percent.

(4)	Target is 100 percent of awarded RSUs if the adjusted three-year average after-tax return on equity is equal to 11 percent.

(5)	Maximum is 150 percent of awarded RSUs if the adjusted three-year average after-tax return on equity is 17 percent or more.

(6)
Reflects the grant date fair value of each equity award computed in accordance with ASC Topic 718. For a description of the assumptions used in calculating the fair value of equity awards under ASC Topic 718, see Note 24 to the financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

(7)
We deliver a portion of the annual bonus awarded to highly compensated employees in the form of RSUs (see the CD&A for more information). These RSUs vest approximately three years from the date of grant.

(8)	We grant stock retention awards in the form of RSUs. These RSUs vest 60% on the third, and 20% on each of the fourth and fifth anniversaries of the grant date.

Outstanding Equity Awards at Fiscal Year End for 2016
The following table contains information as of September 30, 2016 about the outstanding equity awards held by our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date		Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(2)		Equity Incentive Plan Awards: Market Value Of Unearned Units That Have Not Vested(1)
Paul C. Reilly		5,000	$27.10	1/22/2017	(3)	13,309	(4)	$774,717	13,308	(5)	$774,659
		5,000	$37.87	11/29/2019	(6)	14,142	(7)	$823,206	14,142	(8)	$823,206
		12,500	$48.20	11/21/2020	(9)	10,000	(10)	$582,100	20,890	(11)	$1,216,007
		12,500	$55.49	11/20/2021	(9)	20,891	(12)	$1,216,065
						10,000	(13)	$582,100
Jeffrey P. Julien	12,500	5,000	$27.10	1/22/2017	(3)	2,252	(4)	$131,089	2,252	(5)	$131,089
	7,500	5,000	$37.87	11/29/2019	(6)	2,281	(7)	$132,777	2,281	(8)	$132,777
		12,500	$48.20	11/21/2020	(9)	2,326	(12)	$135,396	2,325	(11)	$135,338
		12,500	$55.49	11/20/2021	(9)	5,000	(13)	$291,050
John C. Carson, Jr.		12,500	$55.49	11/20/2021	(9)	4,863	(4)	$283,075	4,862	(5)	$283,017
						3,764	(7)	$219,102	3,763	(8)	$219,044
						3,877	(12)	$225,680	3,876	(11)	$225,622
						5,000	(13)	$291,050
Thomas A. James						3,071	(4)	$178,763	3,071	(5)	$178,763
						3,650	(7)	$212,467	3,649	(8)	$212,408
						3,877	(12)	$225,680	3,876	(11)	$225,622
Dennis W. Zank		5,000	$27.10	1/22/2017	(3)	4,095	(4)	$238,370	4,095	(5)	$238,370
		5,000	$37.87	11/29/2019	(6)	4,220	(7)	$245,646	4,219	(8)	$245,588
		12,500	$48.20	11/21/2020	(9)	4,307	(12)	$250,710	4,307	(11)	$250,710
		12,500	$55.49	11/20/2021	(9)	5,000	(13)	$291,050
___________________

(1)	The market value of stock awards is based on the closing market price of our common stock on the New York Stock Exchange on September 30, 2016, which was $58.21.

(2)
The number of units reported assumes that the award received by each named executive officer upon vesting is 100 percent of awarded RSUs based upon achieving an adjusted average after-tax return on equity of 12 percent for grants prior to fiscal year 2016 and 11 percent for grants in fiscal year 2016. See footnote (14) to this table for more information. For purposes of calculating the adjusted average after-tax return on equity, our fiscal year 2016 reported results on a GAAP basis were adjusted to exclude the effect of acquisition-related expenses. See the reconciliation schedule published on page 40 of our Annual Report on Form 10-K for the year ended September 30, 2016 for more information. There were no non-GAAP adjustments to our fiscal year 2014 and 2015 reported results for purposes of calculating the adjusted average after‑tax return on equity.

(3)	The 25,000 option award was granted four years and eleven months prior to the option expiration date. The unexercisable options vest 100% four years and nine months from date of grant.

(4)	The RSU award was granted on December 13, 2013 and cliff vests in three years from that date.

(5)	The RSU award was granted on December 13, 2013 and vests three years from that date based on the Company's adjusted three-year average after-tax return on equity for fiscal years 2014, 2015 and 2016.

(6)	The 12,500 option award was granted seven years prior to the option expiration date. The unexercisable options vest 50% in four years and 50% in five years from the date of grant.

(7)	The RSU award was granted on December 15, 2014 and cliff vests in three years from that date.

(8)
The RSU award was granted on December 15, 2014 and vests in three years from that date based on the Company's adjusted three-year average after-tax return on equity for fiscal years 2015, 2016 and 2017.

(9)	The 12,500 option award was granted seven years prior to the option expiration date. The unexerciseable options vest 60% in three years, 20% in four years and 20% in five years from the date of grant.

(10)	The RSU award was granted on November 21, 2013 and vests 60% in three years, 20% in four years and 20% in five years from grant date.

(11)
The RSU award was granted on December 15, 2015 and vests in three years from that date based on the Company's adjusted three-year average after-tax return on equity for fiscal years 2016, 2017 and 2018.

(12)	The RSU award was granted on December 15, 2015 and cliff vests in three years from that date.

(13)	The RSU award was granted on November 18, 2015 and vests 60% in three years, 20% in four years and 20% in five years from the grant date.

(14)
Certain RSUs granted during fiscal years 2013-2016 vest on the 3rd anniversary of the grant only if the company attains certain adjusted average after-tax return on equity ("ROE") level over the 3-year measurement period. The vesting formulas are as follows (with results to be interpolated as necessary):

Awards Granted Prior to Fiscal Year 2016
Adjusted 3-Year Average After-Tax ROE	RSU Vesting Percentage
≥18%	150%
15%	125%
12%	100%
9%	75%
6%	50%
<6%	0%

Awards Granted in and after Fiscal Year 2016
Adjusted 3-Year Average After-Tax ROE	RSU Vesting Percentage
≥17%	150%
14%	125%
11%	100%
8%	75%
5%	50%
<5%	0%

Option Exercises and Stock Vested for Fiscal 2016
The following table provides information about stock options exercised by the named executive officers during 2016 and restricted stock unit awards held by our named executive officers that vested in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized On Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized On Vesting (4)
Paul C. Reilly	29,902	$1,632,909	22,690	$1,278,128
Jeffrey P. Julien	25,252	$886,000	4,538	$255,626
John C. Carson, Jr.	—	—	4,538	$255,626
Thomas A. James	—	—	5,872	$330,770
Dennis W. Zank	12,500	$230,725	10,010	$563,863
___________________

(1)	Total number of shares underlying the options exercised during fiscal year 2016.

(2)	Amounts in this column reflect the difference between the market price on the date of exercise and the exercise price of the options exercised, multiplied by the number of options exercised.

(3)	Total number of restricted stock units that vested during fiscal year 2016.

(4)
The value of the shares on each respective vesting date using the closing market price for our common stock. Half of the shares vested on December 14, 2015, when the closing price of our common stock was $56.32. The remaining shares vested on January 4, 2016, when the closing price of our common stock was $56.34.

Nonqualified Deferred Compensation for Fiscal 2016
The following table provides information regarding our deferred compensation plans for our named executive officers, which include the Long Term Incentive Plan (‘‘LTIP’’), Deferred Management Bonus Plan (‘‘DMBP’’), Voluntary Deferred Compensation Plan (‘‘VDCP’’) and the Restricted Cash Agreement (‘‘RCA’’).

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)(3)	Aggregate Earnings (Losses) in Last Fiscal Year(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
Paul C. Reilly
LTIP	$—	$38,700	$22,796	$57,885	$229,133	(4)
Jeffrey P. Julien
LTIP	$—	$38,700	$39,988	$—	$436,247	(4)
DMBP	$—	$—	$56	$—	$279,188	(5)
VDCP	$100,000	$—	$61	$—	$206,272	(6)
John C. Carson, Jr.
LTIP	$—	$38,700	$9,039	$—	$119,517	(4)
RCA	$—	$—	$569	$—	$29,955	(7)
Thomas A. James
LTIP	$—	$38,700	$22,796	$57,885	$229,133	(4)
DMBP	$—	$—	$307	$—	$613,944	(5)
Dennis W. Zank
LTIP	$—	$38,700	$22,796	$57,885	$229,133	(4)
DMBP	$—	$—	$72	$—	$360,121	(5)
___________________

(1)	The amounts presented are included in the Bonus column of the Summary Compensation Table and represent amounts earned with respect to the 2016 fiscal year but paid in December 2016.

(2)	The amounts presented in these columns are included in the All Other Compensation table located below the footnotes to the Summary Compensation Table.

(3)	Represents amounts earned with respect to the 2016 fiscal year but contributed in December 2016.

(4)
The amounts presented include previously and currently reported compensation with respect to LTIP contributions made by us. The following amounts represent vested balances at September 30, 2016, Mr. Reilly $63,193, Mr. Julien $270,307, Mr. Carson $0, Mr. James $63,193, and Mr. Zank $63,193.

(5)
The amounts presented include previously and currently reported compensation with respect to DMBP contributions made by us. The following amounts represent vested balances at September 30, 2016: Mr. Julien $279,188, Mr. James $613,944, and Mr. Zank $360,121.

(6)	The amount presented includes currently reported compensation with respect to VDCP contributions made by Mr. Julien. The entire balance is vested as of September 30, 2016.

(7)	The amount presented includes previously and currently reported compensation with respect to RCA contributions made by us. There is no vested balance as of September 30, 2016.
Our LTIP, originally adopted effective October 1, 2000, is an unfunded deferred compensation plan benefiting key management and other highly-compensated employees. Under the LTIP, we determine each year which employees will be participants for that plan year and then establish an account on our books for such year for each participant. Although we can elect to use other allocation formulas, historically, the allocations under the LTIP have been made based upon the individual participant’s level of compensation above a minimum, and not in excess of a maximum (for fiscal 2016, these amounts were $265,000 and $865,000, respectively). The CGN&C Committee or its designee then determines the percentage, if any, by which that compensation is multiplied to determine the contribution credited to each participant’s account for the particular plan year. Each account is thereafter credited (or debited), based upon the allocable share of the return that would have been earned (including any negative return) had all accounts been invested in a group of unaffiliated mutual funds and managed accounts. Senior management selects those mutual funds and managed accounts, pursuant to authority delegated by the CGN&C Committee. Annual allocations and their deemed earnings vest after five years, subject to earlier vesting in the case of death or disability. In the case of retirement, a participant may continue to accrue vesting credit after his or her retirement date so long as he or she complies with certain non-competition covenants. We pay the vested account balance in a cash lump sum after five years of credited service, subject to earlier payment in the case of death or disability, and subject to certain deferral rights that must be exercised at least 12 months in advance of the account balance vesting. Because the account balances are unfunded, they represent only unsecured claims against the Company.
Our DMBP, originally adopted effective October 1, 1989, preceded the LTIP. The DMBP remains in effect to administer certain amounts credited prior to the adoption of the LTIP. The last bonus allocation that was made to the DMBP was with respect to fiscal year 1999. Since that time, additional amounts credited to the DMBP accounts have been based on a deemed interest return on the amounts in the respective DMBP accounts. Like the LTIP, the DMBP is an unfunded plan that was established to benefit key management and other highly compensated employees. For fiscal years 1990 through 1999, each participant’s account was credited with a contribution, if any, determined by us in a manner similar to the LTIP. During such period and thereafter, participants’ accounts have been credited with a deemed interest return, based upon the average annual interest rate payable by our broker-dealer affiliate on brokerage client account funds. Annual amounts credited to a participant’s account and the deemed interest vest ratably over an eight-year period, subject to earlier vesting in the case of death, disability, attaining age 65 or a qualified early retirement. We pay the vested account balance as soon as practical following death or disability and, in the case of normal retirement, as soon as practical after the end of the plan year in which retirement occurs following the participant’s attaining the age of 65. Other provisions apply in the case of early retirement. Because the account balances are unfunded, they represent only unsecured claims against the company.
The VDCP was established effective January 1, 2013, for the purpose of offering a voluntary, pre-tax capital accumulation opportunity for a select group of highly compensated employees and independent contractors to defer compensation. The VDCP allows participants with annual calendar year compensation of $300,000 or more to defer up to 75% of base salary, bonuses and commissions, subject to certain minimums and maximums, and permits the company to make contributions at any time in its sole discretion. Balances of participants are deemed to be invested, at the election of the participant, in funds selected by the participant from a list chosen by the committee that administers the plan.

Each year participants may elect to have that year’s deferrals distributed as a scheduled in-service withdrawal or upon retirement. If a participant separates from service and does not meet the definition of retirement (age 55 + 10 years of service or age 65) and does not have a total account balance of $50,000 or more, does not meet the definition of disability, or die, he or she will be paid his or her account balance in a lump sum the February following the calendar year of separation. Participants who qualify may elect to receive account balances paid out in two to ten annual installments. All plan balances (deferrals, company contributions and earnings thereon) are unsecured liabilities of the company. (The Amended & Restated VDCP was filed as exhibit 10.14 to the company’s Annual Report on Form 10-K filed with the SEC on November 22, 2016.)
The RCA was implemented in 2013 in connection with the company’s completion of its acquisition of Morgan Keegan in order to emulate the provisions of a program in place at Morgan Keegan prior to the transaction. Under the RCA, a cash amount is awarded and invested for five years, subject to forfeiture in the event of termination other than for death, disability or retirement. Mr. John C. Carson, Jr. is the only named executive officer who participates in the RCA.
Potential Payments Upon Termination or Change in Control for Fiscal 2016
Except as described below, none of the named executive officers is a party to any agreement or arrangement with us providing for payments in connection with any termination, including resignation, severance or retirement, a change in such officer’s responsibilities, or a change in control of the company. The following tables summarize the estimated payments to be made under each agreement, plan or arrangement in effect as of September 30, 2016, which provides for payments to a named executive officer at, following or in connection with a termination of employment or a change in control. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms or operation in favor of our named executive officers and which is available generally to all salaried employees. In accordance with SEC regulations, this analysis assumes that the named executive officer’s date of termination is September 30, 2016, and the price per share of our common stock on the date of termination is the closing price of our common stock on the NYSE on that date, which was $58.21.
Paul C. Reilly

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)(1)	Retirement ($)(2)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	5,627,859	5,627,859	5,627,859	5,627,859	6,792,059	—	6,792,059
Options	—	—	—	—	416,375	—	325,111
Welfare Benefits	—	—	—	—	—	—	—
___________________

(1)	Vesting would have occurred solely as a result of satisfaction of the criteria for retirement.

(2)
Mr. Reilly’s RSU stock bonus awards under the 2012 Plan contain an additional definition of ‘‘retirement’’ in order to conform with a definition used under the 2007 Stock Bonus Plan, which was in effect when Mr. Reilly was hired. Pursuant to such provision, ‘‘retirement’’ is defined as ending service after age 60 with 5 years of service.

Jeffrey P. Julien

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)(1)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	798,467	798,647	798,467	798,567	1,089,517	—	1,089,517
Options	257,250	257,250	257,250	257,250	416,375	—	325,111
Welfare Benefits	—	—	—	—	—	—	—
John C. Carson, Jr.

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	—	1,455,541	—	—	1,746,591	—	1,746,591
Options	—	—	—	—	34,000	—	9,504
Welfare Benefits	—	—	—	—	—	—	—
Thomas A. James

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)(1)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	1,233,703	1,233,703	1,233,703	1,233,703	1,233,703	—	1,233,703
Options	—	—	—	—	—	—	—
Welfare Benefits	—	—	—	—	—	—	—

Dennis W. Zank

Benefit and Payments Upon Termination	Voluntary Termination without Good Reason ($)	Termination by Executive for Good Reason or Involuntary Termination by the Company without Cause ($)	Involuntary Termination for Cause ($)(1)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Qualified Termination Following Change in Control ($)
Salary Continuation	—	—	—	—	—	—	—
Annual Cash Bonus	—	—	—	—	—	—	—
Severance Payment	—	—	—	—	—	—	—
Share Awards	1,469,395	1,469,395	1,469,395	1,469,395	1,760,445	—	1,760,445
Options	257,250	257,250	257,250	257,250	416,375	—	325,111
Welfare Benefits	—	—	—	—	—	—	—
___________________

(1)	Vesting would have occurred solely as a result of satisfaction of the criteria for retirement.
Corporate Governance, Nominating and Compensation Committee Report
The CGN&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the CGN&C Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.
Respectfully submitted by the CGN&C Committee

Robert P. Saltzman (Chairman)
Gordon L. Johnson
Susan N. Story
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2016, the following directors served as members of the CGN&C Committee: Robert P. Saltzman (Chairman), Gordon L. Johnson and Susan N. Story. No member of the CGN&C Committee was an officer or employee of the company or any of its subsidiaries during 2016, and no member of the CGN&C Committee was formerly an officer of the company or any of its subsidiaries or was a party to any disclosable related person transaction involving the company. During 2016, none of the executive officers of the company has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or CGN&C Committee of the company.
* * *

REPORT OF THE AUDIT AND RISK COMMITTEE
Members of the Audit and Risk Committee (the "A&R Committee") have reviewed and discussed with management and with representatives of KPMG LLP the consolidated financial statements for fiscal 2016 contained in our Annual Report on Form 10-K and the integrated audit of the consolidated financial statements and internal control over financial reporting for fiscal 2016. In addition, the A&R Committee reviewed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (‘‘PCAOB’’) and approved by the SEC. The A&R Committee also received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding independent auditor communications with the A&R Committee concerning independence, and discussed with KPMG LLP their independence from us and our management, and considered their independence in connection with any non-audit services provided. The A&R Committee also reviewed with KPMG LLP our critical accounting policies and practices and certain written communications between KPMG LLP and our management.
Based on the reviews and discussions referred to above, and in reliance on the representations of management and the independent registered public accounting firm’s report with respect to the financial statements, the A&R Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2016 for filing with the SEC. The Board of Directors approved the recommendation.
Management is responsible for our financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB. The firm issues reports on our consolidated financial statements and the effectiveness of internal control over financial reporting.
The A&R Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The A&R Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the A&R Committee’s members in business, financial and accounting matters. In its oversight role, the A&R Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles.

Benjamin C. Esty, Chair
Charles G. von Arentschildt
Shelley G. Broader
Jeffrey N. Edwards
Roderick C. McGeary

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit and Risk Committee of the Board, with the approval of the shareholders, engaged KPMG to perform an annual audit of the company’s consolidated financial statements for fiscal year 2016. The following table sets forth the approximate aggregate fees billed or expected to be billed to the company by KPMG for fiscal years 2016 and 2015 for the audit of the company’s annual consolidated financial statements and for other services rendered by KPMG.

	Fiscal Year
	2016		2015
		($)
Audit Fees(1)	4,155,647		3,480,883
Audit-Related Fees(2)	803,760		396,361
Tax Fees(3)	550,500		710,811
All Other Fees(4)	134,342		7,557
Total Fees	5,644,249		4,595,612
____________

(1)	Audit Fees represents fees for the audit of the company’s consolidated financial statements.

(2)
Audit-Related Fees consist primarily of fees for custody rule examinations of registered investment advisors, including the issuance of an independent auditors report on controls over custody operations, an examination to report on controls applicable to our "e-folio" fixed income client application and HUD attestations for RJ Bank. Audit-Related Fees for fiscal year 2016 also include fees for a comfort letter for a debt offering.

(3)	Tax Fees includes tax compliance and consulting services related to federal and state tax returns.

(4)	All Other Fees consist principally of due diligence fees related to acquisitions.

The Audit and Risk Committee has adopted a policy that it must specifically pre-approve all audit and non-audit services provided by our independent auditors.
All audit and non-audit services provided to the company and its subsidiaries by KPMG during fiscal year 2016 were specifically approved.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Bank Transactions. In the ordinary course of our business, we make bank loans to, and hold bank deposits for, certain of our officers and directors, and also extend margin credit in connection with the purchase of securities to certain of our officers and directors who are affiliated with one of our broker-dealers, as permitted under applicable law, including the Sarbanes-Oxley Act (‘‘SOX’’). These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectability or present other unfavorable features. We also, from time to time and in the ordinary course of our business, enter into transactions involving the purchase or sale of securities as principal from, or to, directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.
Investments. We have from time to time established private investment funds to permit certain officers to participate in our merchant banking, venture capital and other similar activities by investing alongside the funds that we raise and manage for non-employee investors. Trusts benefiting family members of these officers have also invested in these funds. In addition, certain of our directors and executive officers from time to time may invest their personal monies in funds managed by our subsidiaries on substantially the same terms and conditions as other similarly situated investors in these funds who are neither directors nor officers. The only directors, executive officers or affiliated entities who received distributions of profits earned on investments made by, and other income from, any affiliated fund in fiscal 2016 in an amount exceeding $120,000 in the aggregate was a trust affiliated with Thomas A. James, which, in the aggregate, received $632,435, of which $467,195 was a return of capital.
Share Repurchases. In order to pay (i) the exercise price of options and (ii) withholding or other similar taxes due in connection with the vesting of equity awards granted under the 2012 Equity Incentive Plan and our prior similar plans, employee participants, including our named executive officers, may elect the ‘‘swap’’ method whereby the participant delivers to the company shares equal in value to the exercise price or tax withholding liability in connection with exercise or vesting of equity awards. Under the ‘‘swap’’ method, the price per share paid by the company for repurchases is the closing price of the company’s shares on the NYSE on the date the participant’s exercise request is submitted.
During fiscal 2016, the company repurchased shares from the directors or executive officers in amounts exceeding the disclosure threshold for the aggregate consideration shown in the following table:

Name and Title	Number of Shares Repurchased (#)	Aggregate Consideration ($)
Bella L. Allaire	7,214	406,437
Paul D. Allison	5,986	338,748
Jeffrey A. Dowdle	3,872	202,157
Jeffrey P. Julien	7,248	408,352
Paul C. Reilly	4,735	279,176
Other Matters. Thomas A. and Mary James permit us to display over 2,600 pieces from their nationally known art collection throughout the Raymond James home office complex, without charge to us. In return, we bear the cost of insurance and the direct and overhead costs of three staff persons who serve as curators for the collection and conduct tours and coordinate special events. The art collection is a marketing attraction for businesses and other organizations, and we provide regular tours for clients, local schools, business groups and nonprofit organizations. The total cost to us for these items during fiscal 2016 was approximately $274,203.
Courtland James, a son of Thomas A. James, is employed as an Executive Vice President of New Business Development for Eagle Asset Management, Inc., a subsidiary of the company. He was paid cash compensation in fiscal 2016 of $549,975 and equity award compensation in the form of Restricted Stock Units in the aggregate grant date value of $86,940. Huntington James, a son of Thomas A. James, is employed in a non-executive position by us. He was paid cash compensation in fiscal 2016 of $197,871. Donald Blair, the son-in-law of Francis S. Godbold, is an investment banker with our subsidiary Raymond James & Associates, Inc. ("RJ&A"). He was paid cash compensation in fiscal 2016 of $744,087 and equity award compensation in the form of Restricted Stock Units in the aggregate grant date value of $28,751. Karen Julien, the wife of Jeffrey P. Julien, is employed by RJ&A as a branch manager. In fiscal 2016, she was paid cash compensation in the aggregate amount of $162,118. Matthew Frey, the son-in-law of Paul C. Reilly, is a branch manager of one of the independent branches of our subsidiary Raymond James Financial Services, Inc. He was paid cash compensation in fiscal 2016 of $305,216.
Mr. Godbold, our Vice Chairman and a director, is compensated as an employee and does not receive any additional compensation for his services as a director. He was paid cash compensation for fiscal 2016 in the amount of $123,813.
RELATED PERSON TRANSACTION POLICY
The CGN&C Committee maintains Policies and Procedures with Respect to Related Person Transactions to address the review, approval, disapproval or ratification of related person transactions. ‘‘Related persons’’ include the company’s executive officers, directors, director nominees, holders of more than five percent (5%) of the company’s voting securities, immediate family members of the foregoing persons, and any entity in which any of the foregoing persons is employed, is a partner or is in a similar position, or in which such person has a 5% or greater ownership interest. A ‘‘related person transaction’’ means a transaction or series of transactions in which the company participates, the amount involved exceeds $120,000, and a related person has a direct or indirect interest (with certain exceptions permitted by SEC rules). Examples might include sales, purchases and transfers of real or personal property, use of property and equipment by lease or otherwise, services received or furnished and borrowings and lendings, including guarantees.
Management is required to present for the approval or ratification of the CGN&C Committee all material information regarding an actual or potential related person transaction. The policy requires that, after reviewing such information, the disinterested members of the CGN&C Committee will approve or disapprove the transaction. Approval will be given only if the CGN&C Committee determines that such transaction is in, or is not inconsistent with, the best interests of the company and its shareholders. The policy further requires that in the event management becomes aware of a related person transaction that has not been previously approved or ratified, it must be submitted to the CGN&C Committee promptly. The policy also permits the chairman of the CGN&C Committee to review and approve related person transactions in accordance with the terms of the policy between scheduled committee meetings. Any determination made pursuant to this delegated authority must be reported to the full CGN&C Committee at the next regularly-scheduled meeting.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes equity compensation plan information for the plans approved by shareholders, as a group, and for the plans not approved by shareholders, as a group, in each case as of September 30, 2016. In accordance with SEC rules, the table below does not include our Profit Sharing Plan and Employee Stock Ownership Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans. (Excludes securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders(2)	3,896,618	$45.13	20,986,763	(3)
Equity compensation plans not approved by shareholders(4)	57,030	$27.10	—
Total	3,953,648	$44.87	20,986,763
_______________

(1)
The weighted-average exercise price does not take into account the shares or restricted stock units issued under our 2005 Restricted Stock Plan and 2003 Employee Stock Purchase Plan, which have no predetermined exercise price.

(2)
On February 23, 2012, the 2012 Stock Incentive Plan (as subsequently amended and restated, the ‘‘2012 Plan’’) was approved by our shareholders. The 2012 Plan serves as the successor to our 1996 Stock Option Plan for Key Management Personnel, 2007 Stock Option Plan for Independent Contractors, 2002 Incentive Stock Option Plan, Stock Option Plan for Outside Directors, 2005 Restricted Stock Plan and 2007 Stock Bonus Plan (the ‘‘Predecessor Plans’’). Upon the original approval of the 2012 Plan by our shareholders, the Predecessor Plans terminated (except with respect to awards previously granted under the Predecessor Plans that remained outstanding). Upon the original approval of the 2012 Plan, our shareholders also approved the grant of 15,400,000 new shares, in addition to the shares then available for grant under the Predecessor Plans. On February 23, 2016, our shareholders approved the Amended and Restated 2012 Stock Incentive Plan, which included an increase of 16,000,000 shares available for issuance under the plan.

(3)
Includes 19,781,714 shares that remained available for issuance under the 2012 Plan and 1,205,049 shares that remained available for issuance under the 2003 Employee Stock Purchase Plan, as amended, as of September 30, 2016.

(4)
We have two Predecessor Plans that were not previously approved by shareholders: the 1996 Stock Option Plan for Key Management Personnel and the Stock Option Plan for Outside Directors. Shares available for future issuance under these plans are included in the 19,781,714 shares that were available for issuance under the 2012 Plan, as described in footnote (3) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires officers, directors and persons who beneficially own more than 10% of the company’s shares to file reports of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC. The reporting officers, directors and 10% shareholders are also required by SEC rules to furnish the company with copies of all Section 16(a) reports they file.
Based solely on its review of copies of such reports, the company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during fiscal year 2016, except that, due to a clerical error, Mr. von Arentschildt inadvertently filed one Form 4 reporting a vesting of RSUs late, and Ms. Story inadvertently filed 23 Forms 4 reporting dividend reinvestment late.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
General
Section 14A of the Securities Exchange Act of 1934 enables our shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a ‘‘say-on-pay’’ proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
As discussed in the Compensation Discussion and Analysis section of this proxy statement, we seek to establish and maintain compensation policies that will enable us to attract, motivate and retain high-quality executive officers and ensure that their individual interests are aligned with those of our shareholders. Our goal is to utilize our compensation programs to reward executive officers for the achievement of short-term and long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our executive officers’ total compensation is comprised of a mix of base salary, annual incentive bonus (which includes both cash and time- and performance-based vesting restricted stock unit awards), grants of retention restricted stock units, and retirement plan contributions. The Corporate Governance, Nominating and Compensation Committee (the "Committee") does not utilize formulaic financial performance goals or targets in awarding compensation. Rather, the Committee reviews company and individual performance each year, and then applies its broad discretion in determining the appropriate amounts of compensation for the fiscal year, based on a variety of factors, both objective and subjective.
Fiscal 2016 Company Performance Highlights

Financial Performance.   Our company generated satisfactory financial results in fiscal 2016. We achieved record annual net revenues of $5.40 billion and record net income of $529.4 million, or $3.65 per diluted share. Excluding $40.7 million of acquisition-related expenses, adjusted net income was $556.3 million,(1) or $3.84 per diluted share.(1) Our other financial accomplishments during the year included:

•	Net revenues increased 4% and diluted earnings per share increased 6% compared to fiscal 2015,

•	Adjusted for the aforementioned acquisition-related expenses, adjusted net income per diluted share of $3.84(1) increased 12% compared to earnings per diluted share of $3.43 in fiscal 2015,

•
Our return on equity for the fiscal year was 11.3%, or 11.8%(1) on an adjusted basis, which is a satisfactory result given the challenging market environment during the first half of the fiscal year and our prudent capital position throughout fiscal 2016,

•	The ratio of the firm’s total capital to risk-weighted assets remained above 20% throughout the year, well above regulatory requirements, and

•	The firm maintained conservative levels of liquidity throughout the year, bolstered by the July 2016 senior notes issuance totaling $800 million, which was executed at favorable terms.

The firm’s satisfactory performance in fiscal 2016 was driven by record annual net revenues in all of our core segments, record annual pre-tax income in the Capital Market segment and Raymond James Bank, and the second best year of pre-tax income for the Private Client Group and Asset Management segments.

•
Private Client Group - Record net revenues of $3.62 billion increased 3% during the year and pre-tax income of $340.6 million was only $1.7 million lower than the record achieved in fiscal 2015. Record net revenues were driven by strong growth in assets in fee-based accounts and a significant net increase in the number of financial advisors to a record 7,146, which was driven by superb financial advisor recruiting and retention results as well as the acquisitions of Deutsche Bank Wealth Management’s US Private Client Services Unit (re-branded as “Alex. Brown,” a division of Raymond James) and MacDougall, MacDougall & MacTier, Inc. (“3Macs”). Private Client Group assets under administration ended the fiscal year at a record $574.1 billion, representing 27% growth over September 30, 2015. Despite elevated legal and regulatory expenses during the year, the increase in revenues coupled with disciplined management of discretionary expenses helped the Private Client Group segment generate its second best year of pre-tax income.

•
Capital Markets - Record net revenues of $999.9 million increased 4% and record pre-tax income of $139.2 million increased a substantial 30% over fiscal 2015. Record results in the Fixed Income division and RJ Tax Credit Funds helped the Capital Markets segment deliver record results, despite a market-driven decline in revenues from equity underwritings.

•
Asset Management - Record net revenues of $404.3 million increased 3% during the year and pre-tax income of $132.2 million was only $2.9 million lower than the record achieved in fiscal 2015. Record net revenues were driven by growth in financial assets under management, which reached a record $77.0 billion at the end of the fiscal year. The 18% annual growth in financial assets under management was mostly attributable to strong net inflows in managed fee-based accounts in the Private Client Group, market appreciation and the acquisition of Alex. Brown, which more than offset net institutional outflows in Eagle Asset Management during the year.

•
Raymond James Bank - Record net revenues of $494.0 million increased 19% and record pre-tax income of $337.3 million increased 21% over fiscal 2015. Record results were driven by robust loan growth, helped by diversification of the loan portfolio from clients in the Private Client Group segment and Public Finance division, which mitigated the deceleration of C&I growth. Net loans at Raymond James Bank finished the year at a record $15.2 billion, reflecting 17% growth for the year. Despite diversification outside the higher-yielding C&I portfolio, the increase in short-term interest rates in December 2015 helped the Bank’s net interest margin remain relatively stable on a year-over-year basis.

Strategic Execution.   In addition to satisfactory financial results, the firm successfully executed several strategic initiatives during fiscal 2016. In the Private Client Group segment, in addition to excellent organic growth of financial advisors, the acquisition of Alex. Brown significantly expanded the Private Client Group footprint in selected U.S. geographies, particularly in the Northeast, and the acquisition of 3Macs significantly expanded our market share in Canada. The Capital Markets segment broadened and strengthened its platform with key hires as well as the acquisition of Mummert & Company to enhance our cross-border M&A capabilities. In the Asset Management segment, we continued to increase the utilization of both managed and non-managed fee based accounts by our Private Client Group clients. Raymond James Bank continued to utilize its lending solutions to better serve clients in the Private Client Group and Capital Markets segments. Finally, we continued investing heavily in technology to strengthen our relationships with our advisors and clients and to remain compliant with regulatory requirements. Most importantly, we successfully implemented these strategic initiatives while maintaining our unique, client-focused culture.
_____________________________________

(1)
Adjusted net income, adjusted net income per diluted share, and adjusted return on equity are non-GAAP measures. Please refer to page 40 of our Annual Report on Form 10-K for the fiscal year ending September 30, 2016, filed with the SEC on November 22, 2016, for reconciliations of these measures to the most directly comparable GAAP measures and other required disclosures.

Summary of Compensation Decisions for 2016
After assessing the company’s financial and strategic performance for fiscal 2016, and after further evaluating the individual performance of our named executive officers, the Committee exercised its discretion to award total annual direct compensation for 2016 to our NEOs as set forth in the following table. For purposes of this table, ‘‘total annual direct compensation’’ means the sum of (i) salary for the fiscal year indicated, (ii) the annual bonus (both cash and equity components) and (iii) retention RSUs earned during such fiscal year but awarded in the subsequent fiscal year.

Total Annual Direct Compensation
Named Executive Officer	Fiscal 2016	Fiscal 2015	Percentage Increase/(Decrease)
Paul C. Reilly	$8,414,400	$7,768,000	8.32%
Jeffrey P. Julien	$2,689,700	$2,415,250	11.36%
John C. Carson, Jr.	$3,559,700	$3,186,500	11.71%
Thomas A. James	$2,950,000	$2,950,000	—%
Dennis W. Zank	$3,689,700	$3,416,500	8.00%
This table depicts how the Committee viewed its compensation decisions for our NEOs, but the presentation herein differs substantially from the Summary Compensation Table (‘‘SCT’’) on page 39 that is required by SEC rules. This table is not a substitute for the information presented in the SCT. Among other differences, the table above includes equity awards in the column for the year they were earned, rather than the year in which the grant date occurred. Please see the note on page 32 for further important information on the differences between this presentation and the SCT.
While it considers numerous factors with respect to company and individual performance during the year, as well as certain market data regarding compensation levels for particular comparable industry positions, the Committee does not attempt to rank or assign relative weight to any particular factor. The Committee does not rely on any single factor as a substitute for its own judgment in making compensation decisions, but rather applies its independent discretion in considering them in their entirety. Although the Committee did not “benchmark” compensation against the compensation practices of a peer group, it did engage an outside compensation consultant to provide certain comparative market data with respect to the compensation of our executive officers, including our chief executive officer. The Committee uses such data as reference material to assist it in maintaining a general awareness of industry compensation standards and trends, but it does not target a particular percentile of the peer group with respect to total pay packages or any individual component of pay. For 2016, the Committee used two peer groups: (i) a peer group that was considered in reference to compensation decisions for our chief executive officer, chief financial officer and chief operations officer ("Corporate Peers"), and (ii) a separate peer group that was considered in reference to compensation decisions for our President, Fixed Income and Public Markets. (No peer group compensation data was used by the Committee in determining the compensation of Mr. James.)
Changes to our Compensation Practices for 2016
We made no changes to our compensation practices during 2016.
Our Compensation Practices
We describe below certain of our executive compensation practices that we believe serve to align our executives’ pay with company performance and their individual performance, promote good corporate governance, and serve our shareholders’ long-term interests. Following this information is a list of certain disfavored compensation practices that we avoid.
What We Do
☑ Pay for performance. We award annual variable compensation based on the performance of the company and the individual. The great majority of our executive officers’ compensation is variable and not guaranteed. Base salaries for our named executive officers constitute — on average — approximately 9% of their total annual compensation.
☑ Use deferred compensation. Variable compensation for our executive officers also includes a deferred component, in that a portion of annual bonuses (‘‘stock bonus awards’’) is delivered in the form of restricted stock units (‘‘RSUs’’).
☑ Performance-based equity awards. The vesting of fifty percent (50%) of the RSUs awarded to our executive officers as stock bonus awards is tied to the achievement of defined adjusted average after-tax return on equity levels over a three-year measurement period. For more information regarding equity awards, see the section below entitled ‘‘Compensation Framework — Policies and Process.’’
☑ Long vesting periods. Both the time-vesting and performance-vesting portions of our stock bonus awards generally vest on a cliff basis three years after the grant date. Both our outstanding legacy stock options and the retention RSUs with which we have replaced them generally vest 60% on the 3rd anniversary, and 20% on each of the 4th and 5th anniversaries, of their grant dates. In addition, each award under our LTIP, a non-qualified, company-funded retention plan for highly compensated employees, vests only at the end of a five-year period.
☑ ‘‘Clawback’’ policy. We maintain a robust compensation recoupment (or ‘‘clawback’’) policy, which permits the company to recover compensation in the event of financial restatement, inaccurate performance measures and serious misconduct or materially imprudent judgment that results in material financial or reputational harm to the company.
☑ Stock ownership guidelines. We maintain stock ownership requirements for our executive officers, creating a further link between management interests, company performance and shareholder value. All of our named executive officers have exceeded the ownership requirements.
☑ ‘‘Double triggers.’’ Our award agreements for RSUs issued since 2010 generally maintain the requirement of ‘‘double triggers’’ on the accelerated vesting of awards in the event of a change in control, meaning that an executive must actually be terminated following the change in control before vesting will be accelerated.
☑ Modest perquisites. We provide very modest perquisites that provide a sound benefit to the company’s business.

What We Don’t Do
☒ No long-term employment agreements. Our executive officers, including our named executive officers, are employed by us on an ‘‘at will’’ basis. Of our executive officers, only Messrs. James and Reilly are party to a separate employment agreement, and each such agreement confirms the "at will" status of their employment.
☒ No dividends on unearned performance-based awards. We do not pay dividends or dividend equivalents on performance-based awards during the vesting period. Rather, dividends are deferred and will be paid based on performance achieved, with no premiums.
☒ No ‘‘gross ups.’’ We do not generally provide excise tax ‘‘gross ups,’’ other than in the case of certain relocation expenses, consistent with our relocation policy.
☒ No short selling or use of derivatives. Our insider trading policy prohibits our executive officers from short selling or dealing in publicly-traded options in our common stock.
☒ No pledging by insiders. Our directors and executive officers have no shares held in margin accounts or pledged to third parties. The company maintains a policy under which such individuals are prohibited from pledging our common stock, subject to any exception granted for a non-margin pledge upon special application.
☒ No option re-pricing. Our equity incentive plans contain certain provisions prohibiting option re-pricing absent approval of our shareholders.
☒ No option backdating or ‘‘spring-loading.’’ We do not backdate options or grant options retroactively. In addition, we do not coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Options for our stock are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date.
Accordingly, we will ask our shareholders to vote ‘‘FOR’’ the following resolution at the Annual Meeting:
‘‘RESOLVED, that the Company’s shareholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.’’
The say-on-pay vote is advisory, and therefore not binding on the Company, the CGN&C Committee or our Board of Directors. Our Board of Directors and our CGN&C Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the CGN&C Committee will evaluate whether any actions are necessary to address those concerns. Under the Board’s current policy, shareholders are given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring in connection with the company’s annual meeting of shareholders in 2018.
RECOMMENDATION OF THE BOARD
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. The voting requirements for this proposal are described in the ‘‘Questions and Answers About Voting Your Shares’’ section above.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 added Section 14A to the Securities Exchange Act of 1934, which requires that we provide shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
Shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years, or every three years. Shareholders also may abstain from casting a vote on this proposal.
The Board of Directors has determined that an annual advisory vote on executive compensation will permit our shareholders to continue to provide direct input on the company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters. At the annual meeting of shareholders held in February 2011, a majority of the company's shareholders cast their vote in favor of holding an annual advisory vote on the compensation of our named executive officers.
This vote is advisory, which means that the vote on executive compensation is not binding on the company, our Board of Directors or the Corporate Governance, Nominating and Compensation Committee of the Board of Directors (the “CGN&C Committee”). The company recognizes that the shareholders may have different views as to the best approach for the company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation. The Board of Directors and the CGN&C Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board of Directors may decide that it is in the best interests of our shareholders and the company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.
Shareholders may cast a vote on the preferred voting frequency by selecting the option of every year, every two years, or every three years (or abstain) when voting in response to the resolution set forth below.
“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the company’s named executive officers as set forth in the company’s proxy statement should be every year, every two years, or every three years.”

Required Vote

The frequency receiving the greatest number of votes will be considered the frequency preferred by shareholders. The voting requirements for this proposal are also described in the ‘‘Questions and Answers About Voting Your Shares’’ section of this Proxy Statement.

RECOMMENDATION OF THE BOARD

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF "EVERY YEAR" AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GENERAL
The Audit and Risk Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit the company’s consolidated financial statements for the fiscal year ending September 30, 2017 and to audit the company’s internal control over financial reporting as of September 30, 2017.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.
RECOMMENDATION OF THE BOARD
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘‘FOR’’ RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017. The voting requirements for this proposal are described in the ‘‘Questions and Answers About Voting Your Shares’’ section of this Proxy Statement. If the proposal to ratify the appointment is not approved, the Audit and Risk Committee will reconsider the selection of KPMG LLP as the company’s independent registered public accounting firm, but still may determine that the appointment of our independent registered public accounting firm is in the best interests of the company and its shareholders. Even if the appointment is ratified by the shareholders, the Audit and Risk Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit and Risk Committee determines that such a change would be in the best interests of the company and its shareholders.

ADDITIONAL INFORMATION
Costs of Solicitation
The cost of solicitation of proxies will be paid by Raymond James. We have retained MacKenzie Partners, Inc. to solicit proxies for a fee of approximately $15,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Raymond James personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and our Annual Report on Form 10-K will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.
Principal Executive Offices
The principal executive offices of Raymond James are located at 880 Carillon Parkway, St. Petersburg, Florida 33716, and the telephone number there is 727-567-1000.
Shareholder Proposals for the 2018 Annual Meeting
In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be received by the company no later than 120 days before the anniversary of the date of this proxy statement (e.g., not later than September 12, 2017). Such proposals should be sent in writing to Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our By-laws, and must be a proper subject for shareholder action under Florida law.
A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with SEC proxy rules, Florida law, our By-laws and other legal requirements, without seeking to have the proposal included in Raymond James’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Under our By-laws, notice of such a proposal must generally be provided to our Secretary not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The period under our By-laws for receipt of such proposals for next year’s meeting is thus from October 19, 2017 to November 18, 2017. (However, if the date of the Annual meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by a shareholder of business or the nomination of directors for election or reelection to be brought before the annual meeting to be timely must be so delivered (i) not earlier than the close of business on the 120th day prior to such annual meeting and (ii) not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the 10th day following the day on which public announcement of the date of such meeting is first made.)
Under Rule 14a-4 under the Exchange Act, proxies may be voted on matters properly brought before a meeting under these procedures in the discretion of the proxy holders, without additional proxy statement disclosure about the matter, unless Raymond James is notified about the matter not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and the proponents otherwise satisfy the requirements of Rule 14a-4. The period under our By-laws for receipt of such proposals for next year’s meeting is from October 19, 2017 to November 18, 2017.
United States Securities and Exchange Commission Reports
A copy of the company’s Annual Report on Form 10-K, including financial statements, for the fiscal year ended September 30, 2016 (the ‘‘Annual Report’’), is being furnished concurrently herewith to all shareholders holding shares as of the Record Date. Please read it carefully.
Shareholders may also obtain additional copies of the Annual Report, without charge, by visiting the company’s Web site at www.raymondjames.com or by submitting a request to our Secretary by writing Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. Upon request to our Secretary, the exhibits set forth on the exhibit index of the Annual Report may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits).
Communications with the Lead Director and Non-Executive Directors
Any interested party may communicate with the Lead Director of our Board, Ms. Susan N. Story, or with our non-executive directors as a group, by writing to the following address:
Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attn: Secretary
Communications will be reviewed by our corporate secretary and distributed to the Lead Director, the Board, or to any of the Board’s committees or individual directors as appropriate, depending on the facts and circumstances of the communication. In that regard, the Raymond James Board does not receive certain items which are unrelated to the duties and responsibilities of the Board.
In addition, the company maintains a Confidential Reporting Hotline for its employees or individuals outside the company to report complaints or concerns on an anonymous and confidential basis regarding questionable accounting, internal accounting controls or auditing matters and possible violations of the company’s Code of Conduct or law. Further information about the Raymond James Confidential Reporting Hotline is available on the company’s Web site.
Non-employees may submit any complaint regarding accounting, internal accounting controls or auditing matters directly to the Audit and Risk Committee of the Board of Directors by sending a written communication to the address given below:
Audit and Risk Committee
Raymond James Financial, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Attn: General Counsel
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as ‘‘householding,’’ potentially means extra convenience for shareholders and cost savings for companies.
A number of banks and brokers with account holders who are beneficial holders of the company’s shares will be householding the company’s proxy materials. Accordingly, a single copy of the proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your bank or broker, or contact our Secretary at 727-567-5185 or by mail to Raymond James Financial, Inc., Attn: Secretary, 880 Carillon Parkway, St. Petersburg, Florida 33716. The company undertakes, upon oral or written request to the address or telephone number above, to deliver promptly a separate copy of the company’s proxy materials to a shareholder at a shared address to which a single copy of the applicable document was delivered. Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their bank or broker or the company’s Investor Relations Department at the contact address and telephone number provided above.

RAYMOND JAMES®

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 16, 2017. (5:00 p.m., Eastern Time, February 13, 2017 for ESOP Plan participants).

Vote by Internet

- Go to **www.investorvote.com/rjf**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4, and for EVERY YEAR on Proposal 3.

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1. Nominees*:

Nominee	For	Against	Abstain
01 - Charles G. von Arentschildt	☐	☐	☐
02 - Shelley G. Broader	☐	☐	☐
03 - Jeffrey N. Edwards	☐	☐	☐
04 - Benjamin C. Esty	☐	☐	☐
05 - Francis S. Godbold	☐	☐	☐
06 - Thomas A. James	☐	☐	☐
07 - Gordon L. Johnson	☐	☐	☐
08 - Roderick C. McGeary	☐	☐	☐
09 - Paul C. Reilly	☐	☐	☐
10 - Robert P. Saltzman	☐	☐	☐
11 - Susan N. Story	☐	☐	☐

*TO ELECT ELEVEN (11) DIRECTORS: To hold office until the next annual meeting.

	For	Against	Abstain
2. Advisory vote to approve 2016 executive compensation.	☐	☐	☐
4. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm.	☐	☐	☐

	Every Year	Every 2 Years	Every 3 Years	Abstain
3. Advisory vote on the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

This Proxy is authorized to vote in accordance with his judgement upon such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X +

02HLAA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2016 Annual Report to Shareholders are available at: **www.raymondjames.com/investor-relations/shareholders-meeting**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Raymond James Financial, Inc.

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880 CARILLON PARKWAY, ST. PETERSBURG, FL 33716
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes any proxy previously granted and appoints Thomas A. James and Paul C. Reilly, or either of them, as Proxy, each with the power to appoint his substitute, and hereby authorizes either to represent and to vote as designated herein, all the shares of Common Stock of Raymond James Financial, Inc. held of record by the undersigned on December 21, 2016 at the annual meeting of shareholders to be held on February 16, 2017, or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 4, AND FOR "EVERY YEAR" ON PROPOSAL 3.

NOTICE TO PARTICIPANTS IN THE RAYMOND JAMES FINANCIAL, INC. EMPLOYEE STOCK OWNERSHIP PLAN:

This card also constitutes confidential voting instructions for participants in the Raymond James Financial, Inc. Employee Stock Ownership Plan ("ESOP"). A participant who signs on the reverse side hereby instructs the trustee of the ESOP to vote all the shares of Common Stock of Raymond James Financial, Inc. allocated to his or her ESOP Account in accordance with the instructions on the reverse side. If no instructions have been received from the ESOP participant, the trustee will vote the shares allocated to the participant's ESOP Account in the same proportion as it votes the shares of ESOP participants who have instructed the trustee on how to vote. You cannot vote your ESOP shares in person at the meeting. Your voting instructions must be received by 5:00 p.m., Eastern Time, on February 13, 2017 to allow sufficient time for processing. The trustee of the ESOP will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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